Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
FORUM ENERGY TECHNOLOGIES, INC.,
FORUM CANADA ULC,
VARIPERM HOLDINGS LTD.,
VARIPERM ENERGY SERVICES PARTNERSHIP,
JAMIE OLSON,
ELISE ROBERTSON,
SLOTTING REMAINCO LIMITED PARTNERSHIP
AND
VARIPERM ENERGY SERVICES PARTNERSHIP, AS THE SELLERS’ REPRESENTATIVE

November 1, 2023

TABLE OF CONTENTS
    i

    v

Exhibit F Form of Restricted Covenant Agreement	111
Exhibit G Form of Seller Loan Agreement	112

SCHEDULES
Schedule 1.01-PRP    –    Pro Rata Portions
Schedule 1.01-PL            –    Permitted Liens
Schedule 1.01-RP                Restricted Parties
Schedule 1.01-WC            –    Working Capital
Schedule 2.04(a)(ii)            –     Payoff Debt
Schedule 4.03            –    Shares
Schedule 5.02            –    Subsidiaries
Schedule 5.04            –    Governmental Consents
Schedule 5.06(a)            –    Company Options
Schedule 5.07            –    Financial Statements
Schedule 5.10(c)            –    Leased Real Property
Schedule 5.12(a)            –    Material Contracts
Schedule 5.13            –    Intellectual Property
Schedule 5.14            –    Company Group Plans
Schedule 5.15            –    Insurance
Schedule 5.17(g)             –    Environmental Matters
Schedule 5.20            –    Permits
Schedule 5.21(a)–(b)            –    Employees; Independent Contractors
Schedule 5.25            –    Customers and Suppliers
Schedule 5.28            –    Bank Accounts; Powers of Attorney
Schedule 6.15            –    Forum Material Contracts
Schedule 7.01            –    Conduct of the Business of the Company Group
Schedule 7.02            –    Conduct of the Business of Forum and its Subsidiaries
Schedule 7.08            –    Consents
Schedule 7.17             –    Affiliate Arrangements
Schedule 8.02(a)            –    Maximum Amount

EXHIBITS
Exhibit A    Accounting Principles
Exhibit B    Form of Option Surrender and Note Agreement
Exhibit C    R&W Policy
Exhibit D    Form of Escrow Agreement
Exhibit E    Form of Investor Rights Agreement
Exhibit F    Form of Restricted Covenant Agreement
Exhibit G    Form of Seller Loan Agreement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 1, 2023, is made by and among (i) Variperm Holdings Ltd., an Alberta corporation (the “Company”); (ii) Variperm Energy Services Partnership, an Alberta general partnership (“VES Partnership”); (iii) Jamie Olson, a resident of Alberta (“Olson”); (iv) Elise Robertson, a resident of Alberta (“Robertson”); (v) Slotting RemainCo Limited Partnership, an Alberta limited partnership (“RemainCo,” and together with VES Partnership, Olson and Robertson, the “Sellers,” and each, a “Seller”); (vi) Forum Energy Technologies, Inc., a Delaware corporation (“Forum”); (vii) Forum Canada ULC, an Alberta corporation (the “Purchaser”); and (viii) VES Partnership in its capacity as the representative of the Sellers and for purposes of Section 12.20, the Sellers’ Representative. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
WHEREAS, the Sellers collectively own all of the issued and outstanding Common Shares (the “Shares”);
WHEREAS, the holders of the Company Options (each an “Option Holder,” and collectively the “Option Holders”) collectively own all of the outstanding Company Options;
WHEREAS, each Option Holder has delivered to the Company an Option Surrender and Note Agreement substantially in the form of Exhibit B;
WHEREAS, each Restricted Party has delivered to the Purchaser a Restrictive Covenant Agreement substantially in the form of Exhibit F;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares; and
WHEREAS, at the Closing, the Option Holders will receive the consideration set forth in Section 2.02.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article 1

DEFINITIONS
1.0aDefinitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“AAA” is defined in Section 2.05(f).
“Accounting Principles” means the accounting methods, policies, principles, practices, procedures, classifications, judgments and estimation methodology set forth on Exhibit A.
“Acquisition Transaction” is defined in Section 7.04(a).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act with respect to the Transactions.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Pro Rata Portion” means, with respect to each Seller or Option Holder, the pro rata portion calculated in accordance with the spreadsheet attached as Schedule 1.01-PRP.
“Aggregate Option Exercise Amount” means an amount equal to the sum of the aggregate exercise prices of all Company Vested Options that are outstanding immediately prior to the Closing.
“Agreement” is defined in the Preamble.
“Anti-Money Laundering Law” means, only to the extent applicable, the United States Anti-Money Laundering Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder and all other anti-money laundering Laws applicable to the Company or any other Company Group members.
“ASPE” means Canadian accounting standards for private enterprises, as in effect on the date hereof; provided, that for financial information as of and for a period ending prior to the date hereof, ASPE shall be as in effect at such date or for such period.
“Audited Financial Statements” is defined in Section 5.07.
“Authorized Representative” is defined in Section 7.03.
“Award” is defined in the Stock Award Agreements.
“Bankruptcy Exceptions” is defined in Section 4.02(a).
“Bennett Jones” is defined in Section 12.11.
“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions in Calgary, Alberta or Houston, Texas are authorized or obligated by Law or executive order to close.
“Calculation Time” means 11:59 pm on the day immediately preceding the Closing Date.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) in the capital of, or of capital stock of, as applicable, a corporation, and any and all ownership interests in a Person other than a corporation, including limited liability company interests, membership interests, partnership interests, joint venture interests and beneficial interests; provided that, “Capital Stock” shall not include any warrants, options or other rights to purchase or acquire any of the foregoing.
“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash and cash equivalents of the Company Group required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company Group, including all outstanding security or similar deposits and excluding Restricted Cash, in each case calculated in accordance with the

Accounting Principles. For the avoidance of doubt, Cash will be calculated net of any issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company Group; provided that, for purposes of calculating the Estimated Closing Cash Amount only, Cash shall in no event exceed $5,000,000.
“Cash Pro Rata Portion” means, with respect to each Seller or Option Holder, the pro rata portion calculated in accordance with the spreadsheet attached as Schedule 1.01-PRP.
“Chosen Courts” is defined in Section 12.14(a).
“Class A Common Shares” means the Class A Common Shares of the Company.
“Class B Common Shares” means the Class B Common Shares of the Company.
“Class C Common Shares” means the Class C Common Shares of the Company.
“Closing” is defined in Section 2.03.
“Closing Cash Amount” means (i) the Enterprise Cash Value, minus (ii) the amount of Indebtedness outstanding as of the Calculation Time, plus (iii) the amount of Cash as of the Calculation Time, minus (iv) the Working Capital Deficit (if any), plus (v) Working Capital Excess (if any), minus (vi) all Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount, minus (viii) the Expense Fund Amount, plus (ix) the Aggregate Option Exercise Amount, minus (x) the Seller Loans Principal Amount; provided that, the calculation of items (ii) to (v) shall not take into account the Transactions. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses, or Working Capital shall be double counted for purposes of calculating the Closing Cash Amount hereunder.
“Closing Date” is defined in Section 2.03.
“Closing Failure Notice” is defined in Section 9.01(f).
“Closing Stock Consideration” means 2,000,000 shares of Forum Common Stock; provided, that if, between the date of this Agreement and the Calculation Time, the outstanding shares of Forum Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event with respect to Forum Common Stock shall have occurred, then the Closing Stock Consideration shall be equitably adjusted to proportionally reflect such change.
“Closing Working Capital” means Working Capital as of the Calculation Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissioner” means the Commissioner of Competition appointed under the Competition Act and includes any Person duly authorized to exercise the powers and perform the duties on behalf of the Commissioner of Competition and shall include the Competition Bureau.
“Common Shares” means the Class A Common Shares, the Class B Common Shares and the Class C Common Shares.
“Company” is defined in the Preamble.
“Company Counsel” is defined in Section 12.15.

“Company Documents” is defined in Section 5.03(a).
“Company Equity Incentive Plan” means the Company Amended and Restated Stock Option Plan, dated as of September 1, 2021.
“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Corporate Power), Section 4.02(a) (Authorization; No Breach), Section 4.03 (Title to Shares), Section 5.01 (Organization and Corporate Power), Section 5.03(a) (Authorization; No Breach), Section 5.06(a) (Capital Stock) and Section 5.19 (Brokerage).
“Company Group” means the Company and its direct and indirect Subsidiaries.
“Company Group Confidential Information” is defined in Section 8.01(b).
“Company Group Intellectual Property” is defined in Section 5.13(a).
“Company Group Plan” means any Employee Benefit Plan that is sponsored, maintained or contributed to (or required to be contributed to) by the Company Group or for which the Company Group could have any actual or contingent liability or obligation.
“Company Options” means vested and unvested options to purchase Common Shares.
“Company Vested Options” means all Company Options that are vested and exercisable (and have not been exercised) immediately prior to the Closing.
“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34, and the regulations promulgated thereunder.
“Confidentiality Agreement” is defined in Section 7.07.
“Court of Chancery” is defined in Section 12.14(a).
“D&O Indemnified Party” is defined in Section 8.02(a).
“D&O Tail Policies” is defined in Section 8.02(a).
“Debt Financing” means any debt financing incurred or intended to be incurred by Forum prior to the Closing Date for the purposes of, and in an amount sufficient for, redeeming, refinancing, replacing, defeasing, discharging, refunding or otherwise retiring the Existing Forum Notes outstanding as of the date hereof (including any related premiums, interest, fees and expenses), including any issuance of senior notes by Forum.
“Delaware Federal Court” is defined in Section 12.14(a).
“Disclosure Schedules” means the Company Disclosure Schedules and the Purchaser Disclosure Schedules.
“Effect” means any change, occurrence, event, result, state of facts, effect or circumstance.
“Electronic Delivery” is defined in Section 12.12.

“Employee Benefit Plan” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and all other compensatory or employee benefit plans, agreements, programs, policies, practices, undertakings and arrangements (in each case, whether funded or unfunded, insured or uninsured, registered or unregistered, written or unwritten), sponsored, provided, maintained or contributed to by the Company for the benefit of any employees, directors, officers, consultants or contractors (and former employees, directors, officers, consultants or contractors) or their beneficiaries or dependents, or, in respect of which the Company is a party to, is obligated to contribute to, participates in or has or could have any actual or contingent liability for or obligations under, including:
(a)any Pension Plan, supplemental pension or other retirement plan, retirement income or group registered retirement savings plan;
(b)any compensation or incentive compensation, deferred compensation, profit-sharing, commissions, stock option, stock appreciation rights, phantom stock, share purchase or other equity incentive, change of control, retention bonus, severance or termination pay plan or agreement; and
(c)any health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, salary continuation, vacation, sick leave, death or survivor benefit, education assistance, mortgage assistance, employee loan, fringe benefit or other taxable benefits;
except that the term “Employee Benefit Plan” will not include any statutory plans with which the Company is required to comply, including the Canada Pension Plan, Québec Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.
“Enterprise Cash Value” means $150,000,000.
“Environmental Laws” means all Laws as enacted and in effect as of the date hereof concerning pollution or protection and preservation of the environment or human health and safety (to the extent relating to exposure to Hazardous Materials) or to the generation, use, storage, transportation, treatment or disposal of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is (or at the relevant time was) treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Account” is defined in Section 2.04(a)(viii).
“Escrow Agent” means JP Morgan Chase Bank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Escrow Agreement” means an escrow agreement in the form of Exhibit D.
“Estimated Closing Cash Amount” is defined in Section 2.05(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Forum Notes” means Forum’s 9.000% Convertible Senior Secured Notes due 2025.
“Expense Fund Amount” means an amount equal to $750,000.
“Final Closing Balance Sheet” is defined in Section 2.05(d).
“Final Closing Statement” is defined in Section 2.05(d).
“Financial Statements” is defined in Section 5.07.
“Financing Documents” means the agreements, documents, schedules and certificates contemplated by the Debt Financing, including: (a) all purchase agreements, loan documents, underwriting agreements, agency agreements, placement agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed; (b) officer, secretary, perfection certificates, legal opinions, Organizational Documents, good standing certificates, lien searches, other customary closing certificates, and resolutions requested by the Financing Sources; and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank)).
“Financing Sources” means the bookrunners, initial purchasers, placement agents, investors, administrative agents, trustees or representative in respect of, all or any part of the Debt Financing.
“Firm” is defined in Section 2.05(f).
“FLSA” is defined in Section 5.21(a).
“Forum” is defined in the Preamble.
“Forum ABL” means that certain Third Amended and Restated Credit Agreement, dated as of October 30, 2017 and as amended, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof, among, inter alios, the Company, as a borrower, Wells Fargo Bank, National Association, as administrative agent and the other lenders party thereto.
“Forum Capital Stock” is defined in Section 6.02(a).
“Forum Common Stock” means shares of common stock of Forum, par value $0.01 per share.
“Forum Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Organization and Corporate Power), Sections 6.02(a)–6.02(b) (Capital Stock), Section 6.03(a) (Authorization; No Breach) and Section 6.18 (Brokerage).
“Forum Equity Awards” is defined in Section 6.02(a).
“Forum Equity Plan” means the Forum Energy Technologies, Inc. 2010 Stock Incentive Plan, Forum Energy Technologies, Inc. Second Amended and Restated 2016 Stock and Incentive Plan and Forum Energy Technologies, Inc. Amended and Restated Employee Stock Purchase

Plan, dated as of July 1, 2017, each as amended, and any other plans or arrangements of Forum providing for or governing the grant, exercise or settlement of awards to employees and service providers of Forum Common Stock or cash settlement of awards valued, in whole or in part, by reference to Forum Common Stock, or otherwise relating thereto.
“Forum Financial Statements” is defined in Section 6.07(b).
“Forum Guarantee” is defined in Section 12.02.
“Forum Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Forum and its Subsidiaries, taken as a whole or (b) materially impairs or would reasonably be expected to materially impair the ability of Forum or the Purchaser to consummate, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Transactions; provided, however, in the case of clause (a) only, that none of the following, and no Effects arising out of or resulting from any of the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Forum Material Adverse Effect or will be taken into account when determining whether a Forum Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally, including (1) general changes in hydrocarbon or other commodity prices and (2) changes in condition or developments generally applicable to the oil and gas industry or oil and gas services industry in Canada; (ii) any actual sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body affecting a national, federal or provincial government as a whole; (iii) any actual break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; (iv) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (v) changes in conditions in the industries in which Forum and its Subsidiaries conducts business; (vi) changes in regulatory, legislative or political conditions; (vii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Body whether or not specifically targeted at Forum or any of its Subsidiaries or the industry in which it operates), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (viii) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, or any changes or worsening with respect thereto and other force majeure events; (ix) changes in US GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing) by any applicable Governmental Body; (x) any Effect to the extent resulting from the announcement of this Agreement (including the identity of the Sellers or the Company) or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of Forum or any of its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Bodies, or any other third Person; provided that the exception in this clause (x) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the foregoing; (xi) any action or omission to act by any Seller or the Company or any of their respective Affiliates specifically required by this Agreement or any Transaction Document, or any action or omission to act by Forum, the Purchaser or any of their respective Affiliates taken at the written request of the Sellers, the Company or any of their respective Affiliates; or (xii) any failure, in and of itself, by Forum or any of its Subsidiaries to meet (1) any estimates or expectations of Forum’s or any of its Subsidiaries’ revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, however, that any cause of any such failure may be deemed to constitute a Forum Material Adverse Effect and be taken into consideration when determining whether a Forum Material Adverse Effect has occurred unless otherwise provided herein to the contrary); except, in each case of clauses (i) through (ix), to the extent that such Effect has had a disproportionate adverse effect on Forum and its Subsidiaries taken as a whole relative to other similarly situated companies operating in the industries and geographic locations in which Forum and its Subsidiaries conduct business, in which case such Effect will be taken into account in determining whether a Forum Material Adverse Effect has occurred.
“Forum Material Contracts” is defined in Section 6.15(a).
“Forum Option” is defined in Section 6.02(a).
“Forum Preferred Stock” is defined in Section 6.02(a).
“Forum PSU” is defined in Section 6.02(a).
“Forum RSU” is defined in Section 6.02(a).
“Forum SEC Documents” is defined in Section 6.07(a).
“Fraud” means, with respect to the making of any representation or warranty set forth in Article IV, Article V or Article VI (subject to the exceptions and matters set forth in the applicable Disclosure Schedules), or in the certificates delivered pursuant to Section 3.01(c) or Section 3.02(c), an intentional and willful misrepresentation or omission of a material fact with intent to deceive another party hereto and upon which such other party has reasonably relied. For the avoidance of doubt, “Fraud” does not include any claim based on equitable fraud, promissory fraud, unfair dealings fraud, constructive knowledge, negligence, recklessness or any other tort based on negligence or recklessness.
“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, territorial, local, municipal, non-U.S., or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).
“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Body, Tax authority, or public international organization, any political party or official thereof, and any candidate for political office.
“Guaranteed Obligations” is defined in Section 12.02.
“Hazardous Materials” means any material, substance or waste defined, classified or otherwise regulated under applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or words of similar meaning and regulatory effect, including petroleum and petroleum products (including crude oil and any fractions thereof), polychlorinated biphenyls, per-and polyfluoroalkyl substances, radioactive materials and friable asbestos.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
“Improper Payment Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable Law concerning anti-bribery, anti-corruption, illegal payments, or gratuities, including the provisions of all anti-corruption and anti-bribery Laws of each jurisdiction in which the Company or any of its Subsidiaries operates or has operated or in which any Person acting on behalf thereof is conducting or has conducted business.
“Income Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as the same may be amended from time to time.
“Indebtedness” means, without duplication, as of any particular time, with respect to the Company Group, the amount of all (i) indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) indebtedness evidenced by bonds, debentures, notes, or other similar instruments or debt securities, whether current, secured or unsecured; (iii) liabilities with respect to any drawn letters of credit, bankers’ acceptances, surety bonds or performance bonds or similar instruments securing the performance of contractual obligations, or any reimbursement obligation with respect to any of the foregoing; (iv) liabilities with respect to lease obligations which are or should be classified as a capital lease or finance leases under ASPE and any associated debt financing; (v) liabilities for the net settlement amount of agreements relating to interest rate or currency protection, hedges, collars, options, swap agreements and collar agreements and derivative obligations or other similar instruments calculated at the termination value thereof as if terminated at Closing (which amount will reduce Indebtedness if in an asset position); (vi) liabilities under or in connection with the deferred purchase price of assets, goods, services or securities, in each case, with respect to business or asset acquisitions (including any earn-outs, indemnity payments, non-compete payments, retention bonuses, severance payments or similar payments but excluding accounts payable and accrued expenses incurred in the ordinary course of business); (vii) liabilities created or arising under any conditional sale or other title retention agreement; (viii) liabilities under any sale and leaseback transaction or any synthetic lease (whether or not recorded on a balance sheet) and any other off-balance sheet arrangement as defined by Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC; (ix) loans owing to shareholders, employees, officers or directors; (x) any declared and unpaid dividends or amounts owed to any Seller or its equity holders, (xi) liabilities with respect to any unfunded, or of any underfunding of any, pension, deferred compensation or similar retirement liabilities and any member advances that remain outstanding; (xii) liabilities with respect to direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (xi) above of any Person; and (xiii) liabilities with respect to interest, fees, prepayment, repayment or assumption premiums and penalties and other fees and expenses, indemnities and other amounts payable in respect of any of the obligations described in clauses (i) through (xi) above, including as a result of the discharge of any of the obligations described in clauses (i) through (xi) above; in each case calculated in accordance with the Accounting Principles; provided, that “Indebtedness” shall not include (a) any amounts included in the calculation of Transaction Expenses or Working Capital, (b) any liabilities or obligations between or among members of the Company Group, (c) undrawn letters of credit, bankers’ acceptances, surety bonds, performance bonds or similar facilities securing the performance of contractual obligations, or (d) any fees, payments or expenses incurred by, at the direction of or for the benefit of, the Purchaser or any of its Affiliates (including to the extent incurred by or at the direction of the Purchaser or any of its Affiliates in connection with the Transactions or otherwise).

“Indemnification Agreement” is defined in Section 8.02(d).
“Insurance Policies” is defined in Section 5.15.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know-how and inventions; (vi) internet domain names; (vii) intellectual property rights in computer software (including source code, executable code, data, and databases); and (viii) any other intellectual property and industrial property.
“Interim Financial Statements” is defined in Section 5.07.
“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs Laws.
“Investor Rights Agreements” means agreements in the form attached hereto as Exhibit E.
“IRS” is defined in Section 5.14(a).
“IT Systems” means all of the following used by or on behalf of the Company Group (whether owned or third party): electronic data processing and storage, telecommunications, hardware, software, networks, peripherals and computer systems, and all documentation associated with any of the foregoing.
“knowledge” means, with respect to the Sellers or the Company, the actual knowledge (after reasonable inquiry of direct reports) of Jamie Olson, James Nurcombe and Elise Robertson, and means, with respect to the Purchaser, the actual knowledge (after reasonable inquiry of direct reports) of Neal Lux, Lyle Williams and Kipp Schmitt.
“Latest Balance Sheet” is defined in Section 5.07.
“Law” or “Laws” means any law, rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.
“Lease” is defined in Section 5.10(c).
“Leased Real Property” is defined in Section 5.10(c).
“Liens” means any lien, mortgage, security interest, pledge, charge or other similar encumbrance, other than non-exclusive licenses of Intellectual Property.
“Lookback Date” means the date that is (i) three years prior to the date hereof or (ii) for purposes of Section 5.22, Section 5.23 and Section 5.24, the date that is five years prior to the date hereof.
“Mandatory Reporting Rules” is defined in Section 11.06(b).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole or (b) materially impairs or would reasonably be expected to materially impair the ability of any Seller to consummate the Transactions, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Transactions; provided, however, in the case of clause (a) only, that none of the following, and no Effects arising out of or resulting from any of the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally, including (1) general changes in hydrocarbon or other commodity prices and (2) changes in condition or developments generally applicable to the oil and gas industry or oil and gas services industry in Canada; (ii) any actual sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body affecting a national, federal or provincial government as a whole; (iii) any actual break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; (iv) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (v) changes in conditions in the industries in which the Company Group conducts business; (vi) changes in regulatory, legislative or political conditions; (vii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Body whether or not specifically targeted at the Company Group or the industry in which it operates), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (viii) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, or any changes or worsening with respect thereto and other force majeure events; (ix) changes in ASPE or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing) by any applicable Governmental Body; (x) any Effect to the extent resulting from the announcement of this Agreement (including the identity of the Purchaser) or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Bodies, or any other third Person; provided that the exception in this clause (x) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the foregoing; (xi) any action or omission to act by the Purchaser, Forum or any of their respective Affiliates specifically required by this Agreement or any Transaction Document, or any action or omission to act by any Seller or any member of the Company Group taken at the written request of the Purchaser, Forum or any of their respective Affiliates; or (xii) any failure, in and of itself, by the Company Group to meet (1) any estimates or expectations of the Company Group’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, however, that any cause of any such failure may be deemed to constitute a Material Adverse Effect and be taken into consideration when determining whether a Material Adverse Effect has occurred unless otherwise provided herein to the contrary); except, in each case of clauses (i) through (ix), to the extent that such Effect has had a disproportionate adverse effect on the Company Group taken as a whole relative to other similarly situated companies operating in the industries and geographic locations in which the Company Group conducts business, in which case such Effect will be taken into account in determining whether a Material Adverse Effect has occurred.
“Material Contracts” is defined in Section 5.12(a).
“Maximum Amount” is defined in Section 8.02(a).
“No Action Letter” means a letter from the Commissioner indicating that he does not intend, at the time of such letter, to make an application under section 92 of the Competition Act in respect of the Transactions.
“Non-Cash Pro Rata Portion” means, with respect to each Seller or Option Holder, the pro rata portion calculated in accordance with the spreadsheet attached as Schedule 1.01-PRP.
“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (and any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“NYSE” means the New York Stock Exchange.
“NYSE Listing Application” is defined in Section 7.11.
“Objection Notice” is defined in Section 2.05(f).
“Olson” is defined in the Preamble.
“Option Closing Cash Consideration” is defined in Section 2.02(a)(ii).
“Option Consideration” is defined in Section 2.02(a)(iv).
“Option Holder” and “Option Holders” are defined in the Recitals.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside of Canada.
“Other Indemnitors” is defined in Section 8.02(d).
“Outside Date” is defined in Section 9.01(c).
“Owned Real Property” is defined in Section 5.10(b).
“Payoff Debt” is defined in Section 2.04(a)(ii).
“Payoff Letter” and “Payoff Letters” is defined in Section 2.04(a)(ii).

“Pension Plan” means a “registered pension plan” as that term is defined in the Income Tax Act, any pension plan within the meaning of Canadian federal or provincial pension benefits standards legislation or any Employee Benefit Plan subject to Title IV of ERISA.
“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.
“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established on the financial statements of the Company Group in accordance with ASPE; (iii) landlord’s, mechanic’s, builder’s, materialmen’s, and other similar statutory Liens imposed by Law arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained by the Company Group in accordance with ASPE; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the Schedule 1.01-PL; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body (provided that violations of the same by existing improvements on or by the current use of any Leased Real Property or Owned Real Property shall not constitute Permitted Liens); (vii) easements, rights, covenants, conditions and restrictions of record; (viii) customary Liens that would be disclosed on any title policy for any parcel of real property; (ix) Liens arising in the ordinary course of business (including customer return rights, warranty claims, rebates, refunds and other discounts to customers) and not incurred in connection with the borrowing of money; (x) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments; (xi) Liens that will be terminated in connection with or prior to the Closing; and (xii) other Liens (other than financing Liens) granted or incurred in the ordinary course of business which do not materially impair the value or use (in the manner currently used) of the property or assets to which they relate; provided that, subclause (xii) shall not apply to Section 7.01(a)(viii).
“Permitted Securities Liens” means Liens or restrictions on transfer: (i) arising under any applicable federal, provincial and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in, the Organizational Documents of any member of the Company Group, as made available to Purchaser prior to the date hereof, (iii) created or imposed by Purchaser or its Affiliates at or after Closing, or (iv) that are fully released from the Shares as of Closing without cost, expense or penalty to Purchaser or any of its Affiliates (including any member of the Company Group).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Personal Information” is defined in Section 5.16(a).
“Pre-Closing Reorganization” is defined in Section 7.16(a).
“Pre-Closing Tax Period” means any taxable period beginning before and ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Preferred Shares” means the preferred shares of the Company.

“Preliminary Closing Balance Sheet” is defined in Section 2.05(b).
“Preliminary Closing Statement” is defined in Section 2.05(b).
“Preparing Party” is defined in Section 2.05(d).
“Privacy Laws” is defined in Section 5.16(a).
“Privileged Materials” is defined in Section 12.15.
“Privileges” is defined in Section 12.15.
“Purchaser” is defined in the Preamble.
“Purchaser Adjustment Amount” is defined in Section 2.05(i)(i).
“Purchaser Documents” is defined in Section 6.03(a).
“Purchaser’s Notice of Disagreement” is defined in Section 2.05(b).
“Purchase Price Adjustment Escrow Amount” means an amount equal to $4,000,000.
“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement.
“R&W Policy” means the buyer-side representations and warranties insurance policy to be issued in accordance with the binder agreement attached hereto as Exhibit C.
“Reduction Amount” is defined in Section 2.05(j).
“Related Party” means, with respect to any specified Person: (i) any Affiliate of such specified Person, including with respect to the Company, each Seller; (ii) any Person who serves as a director, manager, executive officer, partner, member or in a similar capacity of such specified Person or Affiliate; or (iii) any Immediate Family member of a Person described in clause (ii) or of any Seller that is a natural person; provided that a “Related Party” shall not include any portfolio company (as such term is commonly understood in the private equity industry) of any direct or indirect equity holder of RemainCo.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Released Parties” is defined in Section 10.02(b).
“Releasing Parties” is defined in Section 10.02(b).
“RemainCo” is defined in the Preamble.
“Remaining Expense Fund Amount” is defined in Section 12.20(b).
“Restricted Cash” means, without duplication, all cash and cash equivalents that are not freely useable and available to the Company because they are subject to restrictions or limitations on use or distribution either by contract or for regulatory or legal purposes or are cash and cash equivalents that are collected from customers in advance, are being held on behalf of customers and represent a liability to such customers. For the avoidance of doubt, no cash or cash equivalents will be considered restricted solely by virtue of the fact that such cash or cash equivalents are held in the United States or Canada and may not be freely repatriated to the other country.
“Restricted Parties” means the individuals set forth on Schedule 1.01-RP.
“Restrictive Covenants Agreements” means agreements in the form attached hereto as Exhibit F.
“Reviewing Party” is defined in Section 2.05(d).
“Robertson” is defined in the Preamble.
“Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) or the subject of an order or regulations pursuant to the Special Economic Measures Act (Canada) (as of the date of this Agreement, Belarus, China, Democratic People’s Republic of Korea, Haiti, Iran, Libya, Moldova, Myanmar, Nicaragua, Russia, South Sudan, Sri Lanka, Syria, Ukraine (linked to Russia’s ongoing violations of Ukraine’s sovereignty and territorial integrity), Venezuela and Zimbabwe).
“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.
“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” and “Sellers” are defined in the Preamble.
“Seller Adjustment Amount” is defined in Section 2.05(i)(ii).
“Seller Documents” is defined in Section 4.02(a).
“Seller Loan Agreement” means the second lien seller term loan agreement in the form attached as Exhibit G, pursuant to which the Seller Loans, if any, will be issued in the aggregate principal amount equal to the Seller Loan Principal Amount as part of the consideration payable by the Purchaser for the Shares and on behalf of the Company in satisfaction of obligations of the Company under certain Option Surrender and Note Agreements as set out herein. For the avoidance of doubt, no Seller Loans shall be made if the Seller Loan Principal Amount is equal to zero.
“Seller Loans” means the term loans deemed to be made to Forum by (i) the Sellers as part of the consideration payable for the sale of the Shares to the Purchaser and (ii) certain of the Option Holders, on behalf of the Company, in satisfaction of obligations of the Company under certain Option Surrender and Note Agreements.
“Seller Loans Principal Amount” means the aggregate principal amount of $60,000,000; provided that if, prior to the Closing, Forum completes the Debt Financing, the Seller Loans Principal Amount shall be zero.
“Seller Loans Reduction” is defined in Section 2.05(j).
“Sellers’ Representative” is defined in Section 12.20(a).
“Shares” is defined in the Recitals and, for greater certainty, shall include the Shares issued pursuant to Section 2.02(d).
“Stock Award Agreements” means, together: (a) the stock award agreement dated September 1, 2021 between the Company and Olson, providing for the issuance of up to 12,500 Common Shares on the terms provided for therein; and (b) the stock award agreement dated September 1, 2021 between the Company and Robertson, providing for the issuance of up to 5,000 Common Shares on the terms provided for therein.
“Straddle Period” means a taxable period, other than a taxable period in respect of Canadian income taxes, beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Target Working Capital” means CAD $40,050,000.“Tax” or “Taxes” means any taxes (including any surtaxes), fees, assessments, imposts, levies and other governmental charges in the nature of a tax imposed by any Governmental Body, including those levied on, or measured by, or referred to as, income, profits, earnings, gross receipts, net proceeds, capital, corporate, alternative or add-on minimum, ad valorem, real property, personal property (tangible and intangible), value added, sales, goods and services, use, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, wage, employer health, business, social security (or similar), unemployment, disability, payroll, employment, occupational, premium, severance, estimated taxes, import or export taxes and custom duties, together with any interest, penalty, fine, addition to or other additional amounts imposed in respect of any of the foregoing.
“Tax Proceeding” is defined in Section 11.06.
“Tax Returns” means any return, report, election, declaration, claim for refund, notice, information return or other filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Top Customers” is defined in Section 5.25.
“Top Suppliers” is defined in Section 5.25.
“Transaction Documents” means this Agreement, the Option Surrender and Note Agreements, the Escrow Agreement, the Investor Rights Agreements, the Restricted Covenant Agreements, the Seller Loan Agreement, the Confidentiality Agreement, and any other Seller Documents, Company Documents and Purchaser Documents, in each case including all exhibits and schedules thereto and all amendments thereto.
“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the aggregate amount of all fees, costs and expenses incurred by or on behalf of, or paid or to be paid directly by, any member of the Company Group or any Person that any member of the Company Group pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of any Seller) prior to the Closing in connection with the process of selling the Company or the negotiation, preparation or execution of the Transaction Documents or the performance or consummation of the Transactions, including (a) all fees, costs and expenses of legal counsel, investment bankers, accountants, advisors, auditors, brokers or other representatives, experts and consultants in connection with the Transactions; (b) any fees and expenses associated with obtaining required waivers, consents, or approvals set forth Schedule 7.08; (c) any change in control, transaction, retention or similar bonuses payable by the Company Group to any current or former employee, director, independent contractor, consultant, officer or other service provider of the Company Group at or in connection with the Closing (excluding any consideration payable to any employee due to actions or decisions made by the Purchaser at or after the Closing) together with the employer portion of any employment, payroll or other similar Taxes related thereto (calculated as though all such amounts were payable as of the Closing Date); and (d) fifty percent (50%) of the premium for the D&O Tail Policies. Notwithstanding the foregoing, “Transaction Expenses” will exclude all fees, costs and expenses and payment obligations to the extent included in Indebtedness or Closing Working Capital.
“Transaction Personal Information” means personal information about identifiable individuals disclosed by the parties to one another prior to Closing.
“Transaction Tax Deductions” means any tax deduction attributable to (i) the payment of the Transaction Expenses (including amounts that would have been Transaction Expenses but were in fact paid prior to the Closing), (ii) any fees, costs, expenses or other liabilities included in the calculation of Closing Working Capital or Indebtedness, (iii) any unamortized financing costs of the Company Group and premium deductions arising from the repayment of indebtedness and (iv) any other costs or expenses incurred in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Transfer Taxes” is defined in Section 11.03.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“US GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.
“V&E LLP” is defined in Section 12.11.
“VES Partnership” is defined in the Preamble.
“WARN Act” is defined in Section 5.21(h).
“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act would reasonably be expected to constitute a material breach of this Agreement.
“Working Capital” means (i) only those specific line items designated as “current assets” on Schedule 1.01-WC, minus (ii) only those specific line items designated as “current liabilities” on Schedule 1.01-WC, in each case, for the Company Group on a consolidated basis calculated in accordance with the Accounting Principles and subject to the specific adjustments set forth on Schedule 1.01-WC. For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Transaction Expenses, deferred Tax assets and deferred Tax liabilities. Schedule 1.01-WC sets forth the calculation of Target Working Capital, any specific adjustments thereto for purposes of calculating Working Capital, and an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital), as of September 30, 2023. Such illustrative calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.
“Working Capital Deficit” is defined in Section 2.05(c).
“Working Capital Excess” is defined in Section 2.05(c).
1.0bOther Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including,” “includes” and terms of similar import have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”. The phrases “ordinary course of business” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form. The word “or” is not exclusive. The phrase “to the extent” means the degree by which, and not “if.” References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified. References herein to any gender shall include each other gender. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding”. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto). References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Unless otherwise specified herein, the terms “Dollars” or “$” mean Dollars in the lawful currency of the United States and all payments made pursuant to this Agreement shall be in U.S. Dollars; provided that, in the event that an amount set forth in this Agreement is expressed in any currency other than U.S. Dollars, of if any party hereto has used or uses a currency denominated other than in U.S. Dollars for which an amount so denominated is to be converted into U.S. Dollars hereunder, the parties hereto shall apply the reported exchange rate for the U.S. dollar to such currency quoted by the Board of Governors of the U.S. Federal Reserve System representing the noon buying rate in New York on the day prior to the applicable date of determination (as such exchange rate is set forth on https://www.federalreserve.gov/releases/h10/hist/ or a successor web page thereto) (or such other source to which the parties hereto may agree in writing). References to documents or other materials “provided” or “made available” to the Purchaser shall mean that such documents or other materials were present at least two Business Days prior to the date of this Agreement in the on-line data room maintained by the Sellers and the Company for purposes of the Transactions and accessible by the Purchaser.
Article 2

PURCHASE AND SALE OF THE SHARES
1.0aPurchase and Sale of the Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall purchase from the Sellers, and the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Shares, free and clear of all Liens (other than Permitted Securities Liens).
1.0bCompany Options and Stock Award Agreements.
(i)No Company Option shall be assumed or otherwise replaced by the Purchaser. Immediately prior to the Closing, and conditioned on the Closing, each Company Vested Option shall be cancelled pursuant to the Option Surrender and Note Agreements and each Option Holder shall automatically, in satisfaction of the Company’s obligations pursuant to the Option Surrender and Note Agreements, (without any further action required of such Option Holder) be entitled to receive from the Company or from Forum or the Purchaser, as applicable, on behalf of the Company:
(1)such Option Holder’s Non-Cash Pro Rata Portion of the Closing Stock Consideration, if any, to be issued in book entry form on the books and records of the Transfer Agent;
(2)a cash payment in an amount equal to such Option Holder’s Cash Pro Rata Portion of the Estimated Closing Cash Amount, minus the aggregate exercise price of all outstanding Company Vested Options held by such Option Holder (such cash payment, the “Option Closing Cash Consideration”);
(3)if applicable, such Option Holder’s Non-Cash Pro Rata Portion of the Seller Loans Principal Amount, if any; and

(4) such Option Holder’s Aggregate Pro Rata Portion of the Purchase Price Adjustment Escrow Funds or Seller Adjustment Amount, as applicable, in accordance with the terms and conditions set forth in Section 2.05 or Remaining Expense Fund Amount in accordance with the terms and conditions set forth in Section 12.20(b) (the consideration in the foregoing clauses (i) through (iv), the “Option Consideration”).
(ii)Any payment of the Option Consideration to an Option Holder shall be reduced by any income or employment Tax withholding required under applicable Law, which withholding with respect to any Option Consideration other than the Seller Adjustment Amount shall be made out of the Option Closing Cash Consideration and with respect to the Seller Adjustment Amount shall be made out of such amount. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder. Following the Closing, the Company, Forum or the Purchaser, as applicable taking into account Section 2.04(a)(iv), shall pay the Option Closing Cash Consideration to the Option Holders, or cause such payments to be made through the applicable payroll system, on the next regular payroll date following the Closing Date. The Company agrees to file an election under subsection 110(1.1) of the Income Tax Act, and provide each Option Holder with evidence in writing of such election and otherwise comply with subsection 110(1.1) of the Income Tax Act in respect of any such cancellation of Company Vested Options pursuant to Section 2.02(a), to the extent permitted by Law.
(iii)Pursuant to the Option Surrender and Note Agreements, each Company Option that is not a Company Vested Option shall be cancelled and terminated without consideration at the Closing.
(iv)Immediately prior to the Closing, each Award underlying the Stock Award Agreements shall automatically vest and each party thereto shall be entitled to receive immediately prior to the Closing such number of Common Shares underlying such Award.
(v)Prior to the Closing, the Company shall take any actions reasonably necessary to effect the transactions anticipated by this Section 2.02 under the Company Equity Incentive Plan, all Company Option agreements and the Stock Award Agreements.
1.0cThe Closing. The closing of the Transactions (the “Closing”) shall take place remotely via the exchange of documents and signature pages at 8:00 a.m. Central Time on the second Business Day following satisfaction or due waiver of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) or on such other date as is mutually agreed to in writing by the Purchaser and the Company. Notwithstanding the foregoing, the Closing shall not take place prior to January 2, 2024 unless such date is extended by mutual agreement of the Purchaser and the Sellers’ Representative evidenced in writing. The date of the Closing is referred to herein as the “Closing Date.”
1.0dThe Closing Transactions.
(i)Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(1)the Sellers shall deliver to the Purchaser the certificates evidencing the Shares, accompanied by duly executed stock powers or other applicable forms of assignment and transfer;

(2)the Sellers and the Company shall cause to be delivered to the Purchaser one or more customary payoff letters, in each case, duly executed, and in form and substance reasonably satisfactory to the Purchaser, with respect to all Indebtedness set forth on Schedule 2.04(a)(ii) (the “Payoff Debt”) that upon payment of the amount specified in such payoff letter: (A) all commitments thereunder are terminated, (B) all outstanding obligations of the Company Group arising under or related to the applicable Payoff Debt are repaid, discharged and extinguished in full (other than those provisions under the applicable Payoff Debt that expressly survive termination thereof in accordance with the terms thereof); (C) all Liens and security interests in connection therewith and/or related thereto shall be released; (D) the payee shall (i) take all actions reasonably requested by the Company to evidence and record such discharge and release as promptly as practicable and (ii) shall authorize the Company to file the releases and terminations attached thereto; and (E) the payee shall return to the Company all instruments evidencing the applicable Payoff Debt (including all notes) and all collateral securing the applicable Payoff Debt (each such payoff letter, a “Payoff Letter,” and collectively, the “Payoff Letters”);
(3)Forum or the Purchaser shall issue or pay, as applicable, or cause to be issued or paid, as applicable, to each Seller:
(a)such Seller’s Non-Cash Pro Rata Portion of the Closing Stock Consideration, if any, in book entry form on the books and records of the Transfer Agent; and
(b)an amount in cash equal to such Seller’s Cash Pro Rata Portion of the Estimated Closing Cash Amount, by wire transfer of immediately available funds to the account(s) designated by such Seller, minus in respect of a Seller of Shares issued pursuant to Section 2.02(d) the amount of any income or employment Tax withholding required under applicable Law in respect of such issuance (provided, however, that the amount of such reduction shall not exceed such Seller’s Cash Pro Rata Portion of the Estimated Closing Cash Amount determined without giving effect to such reduction), and the Purchaser shall pay to the Company on behalf of each such Seller the amount of such withholding;
(4)the Purchaser shall pay to the Company (or, if directed by the Company, to the Company’s payroll provider), or to the Option Holders on behalf of the Company in satisfaction of the Company’s obligations pursuant to the Option Surrender and Note Agreements, the Option Closing Cash Consideration;
(5)Forum shall issue or cause to be issued to each Option Holder on behalf of the Company such Option Holder’s Non-Cash Pro Rata Portion of the Closing Stock Consideration, if any, in book entry form on the books and records of the Transfer Agent in satisfaction of the Company’s obligations to the Option Holders pursuant to the Option Surrender and Note Agreements:
(6)the Purchaser shall deliver to the Sellers’ Representative documentation evidencing the issuance of the Closing Stock Consideration to the Sellers and the Option Holders (as applicable);
(7)if applicable, the Purchaser shall issue and deliver to each Seller and, on behalf of the Company, to each applicable Option Holder, such Seller’s or Option Holder’s (as applicable) Non-Cash Pro Rata Portion of the Seller Loans, if any, provided, however, that in respect of a Seller of Shares issued pursuant to Section 2.02(d), if the amount of any income or employment Tax withholding required under applicable Law in respect of such issuance exceeds the amount by which such Seller’s Cash Pro Rata Portion of the Estimated Closing Cash Amount is reduced pursuant to Section 2.04(a)(iii)(B), then the amount of such

Seller’s Non-Cash Pro Rata Portion of the Seller Loans shall be decreased ab initio by the amount of such excess;
(8)the Purchaser shall repay, or cause to be repaid, on behalf of and as an advance to the applicable member(s) of the Company Group, all amounts necessary to discharge fully the Payoff Debt by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in the applicable Payoff Letters;
(9)subject to Section 2.04(b), the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement;
(10)the Purchaser shall deliver the Expense Fund Amount to the account designated by the Sellers’ Representative;
(11)the Purchaser shall pay, or cause to be paid, on behalf of and as an advance to the applicable member(s) of the Company Group, the aggregate amount of the Transaction Expenses (other than Transaction Expenses that are compensatory payments to employees or other personal service providers of the Company Group) to each applicable Person who is owed a portion thereof;
(12)the Purchaser shall advance to the Company, for further distribution to and by the Company Group’s payroll provider in accordance with the Company Group’s payroll processes and procedures, all Transaction Expenses that are compensatory payments to employees or other personal service providers of the Company Group (without duplication of any other amounts payable pursuant to this Section 2.04), and, cause the members of the Company Group, as applicable, to withhold any Tax amounts required to be withheld under applicable Law with respect to such payments; and
(13)the parties hereto shall make such other deliveries as are required by Article III.
(ii)Notwithstanding anything to the contrary set forth in this Agreement, in the event the Seller Loan Agreement is executed and delivered pursuant to this Agreement, no Purchase Price Adjustment Escrow Amount shall be escrowed, and there shall be no reduction to the Estimated Closing Cash Amount in respect of any Purchase Price Adjustment Escrow Amount, it being understood that any adjustment contemplated to be settled via a release of the Purchaser Adjustment Amount from Purchase Price Adjustment Escrow Funds to the Purchaser pursuant to Section 2.05 shall instead be settled in the manner set forth in Section 2.05(j) through an automatic reduction to the Seller Loans Principal Amount in accordance with the terms of the Seller Loan Agreement.  In the event the Seller Loan Agreement is executed and delivered pursuant to this Agreement, each reference to the Escrow Account, Purchase Price Adjustment Escrow Funds, Purchase Price Adjustment Escrow Amount and Purchaser Adjustment Amount under this Agreement, other than to the extent contemplated by Section 2.05(j), shall cease to be applicable.
1.0eClosing Cash Amount Determination.
(i)Prior to the anticipated Closing Date, the Company shall deliver to Purchaser a flow of funds memorandum containing the Sellers’ good faith estimate (including all calculations in reasonable detail), together with payment instructions and accounts, of the amounts of cash and shares of Forum Common Stock to be issued or paid by Forum or the Purchaser, as applicable, pursuant to Section 2.04.

(ii)At least four Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Purchaser a written statement (the “Preliminary Closing Statement”) setting forth (i) a consolidated balance sheet of the Company, as of the Calculation Time (the “Preliminary Closing Balance Sheet”), together with reasonable supporting documentation, schedules and work papers, and (ii) based on the Preliminary Closing Balance Sheet, a good faith estimate of the Closing Cash Amount (the “Estimated Closing Cash Amount”), including each of the components thereof. Following delivery of the Company’s calculation of the Estimated Closing Cash Amount, to the extent reasonably requested by the Purchaser, the Company shall make available to the Purchaser supporting documentation used in preparing the Estimated Closing Cash Amount and the Company shall consider any reasonable comments provided by the Purchaser in good faith based on the Purchaser’s review of the Estimated Closing Cash Amount and such documentation. Without limiting any of the Purchaser’s other rights or remedies, the Purchaser may object to any component of the Estimated Closing Cash Amount by delivering to the Company a written notice of its disagreement at least two Business Days prior to the anticipated Closing Date (the “Purchaser’s Notice of Disagreement”), specifying in reasonable detail the nature of its objections to the Company’s estimates. The Company and the Purchaser in good faith shall seek to resolve in writing any objections set forth in the Purchaser’s Notice of Disagreement prior to the Closing, and the Company shall make such revisions to the disputed items as may be mutually agreed between the Company and the Purchaser; provided, that if and to the extent that the Purchaser and the Company have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, the parties shall proceed to close based upon the Preliminary Closing Statement as prepared by the Company, with such modifications as may have been mutually agreed between the Company and the Purchaser prior to the Closing Date in accordance with this Section 2.05(b) or as otherwise agreed to by the Company and the Purchaser before the Closing. For the avoidance of doubt, any failure of the Purchaser to raise any objection or dispute in the Purchaser’s Notice of Disagreement shall not in any way prejudice Purchaser’s right to raise any matter in the Final Closing Statement.
(iii)The parties acknowledge that the Enterprise Cash Value has been based in part on the Company having a minimum Closing Working Capital equal to the Target Working Capital. If (i) Closing Working Capital exceeds the Target Working Capital (such excess, the “Working Capital Excess”), the Estimated Closing Cash Amount delivered at the Closing pursuant to this Agreement will be increased by an amount equal to such Working Capital Excess or (ii) the Target Working Capital exceeds the Closing Working Capital (such excess, the “Working Capital Deficit”), the Estimated Closing Cash Amount delivered at the Closing pursuant to this Agreement will be reduced by an amount equal to such Working Capital Deficit.
(iv)Within 60 days after the Closing Date, the Purchaser shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative a written statement (the “Final Closing Statement”) setting forth (i) a consolidated balance sheet of the Company, as of the Calculation Time (the “Final Closing Balance Sheet”), together with reasonable supporting documentation, schedules and work papers and (ii) based on the Final Closing Balance Sheet, the Purchaser’s good faith calculation and determination of the Closing Cash Amount, including each of the components thereof, along with a reconciliation of the Closing Cash Amount to the Estimated Closing Cash Amount. If the Purchaser does not deliver the Final Closing Statement to the Sellers’ Representative within 60 days after the Closing Date, then the Sellers’ Representative may, at its discretion, (i) prepare and deliver the Final Closing Statement to the Purchaser within 60 days following the expiration of the initial 60-day period or (ii) deem the Preliminary Closing Statement and the Estimated Closing Cash Amount to be the Final Closing Statement and the Closing Cash Amount, in each case, and the Sellers’ Representative shall retain all other rights set forth in this Section 2.05. The party that delivers the Final Closing Statement pursuant to this Section 2.05(d) shall be referred to as the “Preparing Party” and the party that receives the Final Closing Statement from the Preparing Party shall be referred to as the “Reviewing Party.”

(v)Initial Release of Purchase Price Adjustment Escrow Amount.
(1)If the Closing Cash Amount set forth in the Final Closing Statement is greater than or equal to the Estimated Closing Cash Amount, then the Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to release the entire Purchase Price Adjustment Escrow Amount to the Sellers’ Representative, for further distribution to the Sellers and the Option Holders in accordance with their respective Cash Pro Rata Portions.
(2)If the Estimated Closing Cash Amount is greater than the Closing Cash Amount set forth in the Final Closing Statement by an amount less than the Purchase Price Adjustment Escrow Amount, the Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to release from the Purchase Price Adjustment Escrow Amount to the Sellers’ Representative, for further distribution to the Sellers and the Option Holders in accordance with their respective Cash Pro Rata Portions in an amount equal to the excess of (A) the Purchase Price Adjustment Escrow Amount less (B) the absolute value of the difference between the Estimated Closing Cash Amount and the Closing Cash Amount set forth in the Final Closing Statement.
(vi)Following the Closing, the Purchaser and its Subsidiaries (including the Company Group) shall (1) permit the Sellers’ Representative and its representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to review the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) to the extent used in the preparation of the Final Closing Statement and (2) provide the Sellers’ Representative and its representatives reasonable access to the Purchaser’s and its Subsidiaries’ (including the Company Group’s) employees and advisors (including their chief financial officer(s) and accountants) to make reasonable inquiries regarding questions or disagreements concerning the Final Closing Statement; provided, in each case of clauses (1) and (2), such access shall be subject to customary confidentiality requirements. The Final Closing Statement shall become final and binding on the 30th day following the delivery thereof, unless prior to the end of such period, the Reviewing Party notifies the Preparing Party in writing of such disagreement specifying the nature and amount of any dispute as to any component of the Closing Cash Amount set forth in the Final Closing Statement (an “Objection Notice”). The Reviewing Party shall be deemed to have agreed with all items and amounts not specifically referenced in the Objection Notice, and such items and amounts shall not be subject to review in accordance with Section 2.05(g). If an Objection Notice is delivered to the Preparing Party within such 30 day period, then the Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve their disagreements with respect to the items or amounts specified in the Objection Notice. The Purchaser and the Sellers’ Representative each acknowledge and agree that all discussions related to the Objection Notice are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. In the event that the Purchaser and the Sellers’ Representative are unable to resolve all such disagreements within 30 days after the Purchaser’s receipt of such Objection Notice or such longer period as the Purchaser and the Sellers’ Representative may mutually agree in writing, the Purchaser and the Sellers’ Representative shall submit such remaining disagreements to Ernst & Young LLP, or, if such firm refuses or is otherwise unable to act in such capacity, a nationally-recognized valuation or consulting firm as is reasonably acceptable to the Purchaser and the Sellers (the “Firm”); provided, that if the Purchaser and the Sellers’ Representative cannot mutually agree on a Firm within 15 Business Days, the Firm shall be appointed by the American Arbitration Association (the “AAA”).
(vii)The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to only those items or amounts specified in the Objection Notice that the Sellers’ Representative and the Purchaser have been unable to agree, in accordance with the guidelines and procedures set forth in this Agreement. The Purchaser and the Sellers’ Representative shall cooperate with the Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Amount in accordance with this Section 2.05(g), as soon as practicable. The Firm shall consider only those items and amounts in the Purchaser’s and the Sellers’ Representative respective calculations of the Closing Cash Amount, including each of the components thereof. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Purchaser and the Sellers’ Representative shall instruct the Firm to, and the Firm shall, make its determination based solely on written presentations submitted by the Purchaser and the Sellers’ Representative which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Cash Amount, including each of the components thereof, shall become final and binding on the parties hereto on the date the Firm delivers its final resolution in writing to the Purchaser and the Sellers’ Representative (which final resolution shall be requested by the parties to be delivered not more than 30 days following submission of such disputed matters), and such determination shall not be subject to appeal or further review.
(viii)The fees, costs and expenses of the Firm shall be allocated to be paid by the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Firm. For example, if the Sellers’ Representative claims that the Closing Cash Amount is $1,000 greater than the amount determined by the Purchaser, the Purchaser contests only $500 of the amount claimed by the Sellers’ Representative, and the Firm ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300 / 500) to the Purchaser and 40% (i.e., 200 / 500) to the Sellers.
(ix)Within five Business Days after the Closing Cash Amount, including each of the components thereof, is finally determined pursuant to this Section 2.05:
(1)if the Closing Cash Amount as finally determined pursuant to this Section 2.05 is less than the Estimated Closing Cash Amount (the total amount of such deficiency, the “Purchaser Adjustment Amount”), then the Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to: (A) pay to the Purchaser, on behalf of the Purchaser and the Company, as applicable, from the Purchase Price Adjustment Escrow Funds an amount equal to the Purchaser Adjustment Amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) and (B) pay to the Sellers’ Representative, for further distribution to the Sellers and the Option Holders in accordance with their respective Cash Pro Rata Portions, an amount equal to the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount.
(2)if the Closing Cash Amount as finally determined pursuant to this Section 2.05 is equal to or greater than the Estimated Closing Cash Amount (the total amount of such excess, the “Seller Adjustment Amount”), then (A) the Purchaser and the Company shall pay or cause to be paid to the Sellers’ Representative, for further distribution to the Sellers and the Option Holders in accordance with their respective Aggregate Pro Rata Portions, an amount equal to the Seller Adjustment Amount, if any, which in the case of the Option Holders shall be reduced by any income or employment Tax withholding required under applicable Law, and (B) the Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay to the Sellers’ Representative, for further distribution to the Sellers and the Option Holders in accordance with their respective Cash Pro Rata Portions, an amount equal to all of the Purchase Price Adjustment Escrow Funds.

(x)Notwithstanding anything to the contrary set forth in this Section 2.05, in the event the Seller Loan Agreement is executed and delivered pursuant to this Agreement, the adjustments contemplated to be settled via a release of the Purchaser Adjustment Amount from Purchase Price Adjustment Escrow Funds to the Purchaser pursuant to Section 2.05(i)(i) shall instead be settled through (i) a reduction in the initial Seller Loans Principal Amount, effective as of the Closing Date, equal to, with respect to each Seller and each Option Holder, 102.5% of such Seller’s and Option Holder’s Non-Cash Pro Rata Portion, if any, of the lesser of (A) the Purchaser Adjustment Amount and (B) $4,000,000 (such amount, the “Reduction Amount”) and (ii) a corresponding reduction in any interest accrued with respect to such Reduction Amount to reflect such reduction to the initial Seller Loans Principal Amount (such effect, “Seller Loans Reduction”). In the event the Seller Loan Agreement is executed and delivered pursuant to this Agreement, each reference to the release of the Purchaser Adjustment Amount from Purchase Price Adjustment Escrow Funds to the Purchaser pursuant to this Section 2.05 shall instead refer to the Seller Loans Reduction, mutatis mutandis.
(xi)All payments to be made pursuant to Section 2.05(e) or Section 2.05(i) shall (x) be treated by all parties for applicable tax purposes as adjustments to the total consideration paid for the Shares or to the Option Consideration paid, by the Company for the Company Vested Options, as applicable, to the extent permitted by applicable Law, (y) in respect of payments to be made to the Sellers’ Representative, be made by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative and (z) in respect of payments to be made to the Purchaser, be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser. If an adjustment to the Seller Loans Principal Amount is to be made pursuant to Section 2.05(j), such adjustment shall be treated as an adjustment to the initial Seller Loans Principal Amount, which, for the avoidance of doubt, shall occur automatically under the Seller Loan Agreement. The release of the Purchaser Adjustment Amount from the Purchase Price Adjustment Escrow Funds to the Purchaser as described in Section 2.05(i)(i), or the Seller Loans Reduction pursuant to Section 2.05(j), as applicable, shall be the Purchaser’s and the Company’s sole and exclusive remedy for any and all claims arising under this Agreement with respect to this Article II, including, for the avoidance of doubt, in respect of any adjustments to the Closing Cash Amount, and the release of the Purchaser Adjustment Amount from the Purchase Price Adjustment Escrow Funds to the Purchaser, or the Seller Loans Reduction, as applicable, shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to this Article II.
1.0fWithholding Taxes. The Purchaser, the Company and any other Person that makes a payment hereunder, as applicable, shall be entitled to deduct or withhold (or cause to be deducted or withheld) from the amount payable or otherwise deliverable to any Seller pursuant to this Agreement such Taxes as it is required (or, pursuant to section 116 of the Income Tax Act (or any other provisions of applicable Tax Law), permitted) to deduct or withhold with respect to such payment under the Income Tax Act or any other provisions of applicable Tax Law; provided, that, if the Purchaser, the Company, or such other Person determines that any payment hereunder is subject to deduction or withholding, then it shall (i) notify the applicable recipient as soon as reasonably practicable after becoming aware of any such deduction or withholding, and (ii) reasonably cooperate with the applicable recipient to minimize or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that Taxes are so deducted or withheld, such deducted or withheld Taxes shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes are actually remitted to the appropriate Governmental Body. Notwithstanding any of the foregoing, provided that the representation set forth in Section 5.11(o) is true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of that date, and provided that there is no change in Law or a change in an administrative position or legal interpretation of an applicable Tax authority regarding the Purchaser’s withholding obligations hereunder, the Purchaser confirms that it will not withhold amounts under the Income Tax Act in respect of the purchase and sale of the Shares pursuant to this Section 2.06 unless withholdings, or remittances required by the Purchaser to be made on behalf of a Seller, are required to be made by the Purchaser as a result of a change in Law or a change in an administrative position or legal interpretation of an applicable Tax authority.
Article 3

CONDITIONS TO CLOSING
1.0aConditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:
(i)(x) the representations and warranties set forth in Article IV and Article V of this Agreement other than the Company Fundamental Representations (without giving effect to any “materiality” or “Material Adverse Effect” qualifications set forth therein, except with respect to any such qualification to the extent it qualifies an affirmative requirement to list specified items on a section of the Company Disclosure Schedules) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made as of such date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date), except to the extent that the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Effect and (y) each of the Company Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as though made as of such date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct in all respects, except for de minimis inaccuracies, as of such specific date);
(ii)the Company and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing Date;
(iii)the Company shall have delivered to the Purchaser a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a), 3.01(b) and 3.01(h) have been satisfied;
(iv)if applicable, the Sellers’ Representative shall have delivered a counterpart to the Escrow Agreement, duly executed by the Sellers’ Representative;
(v)each of the Sellers shall have delivered a counterpart to the Investor Rights Agreements, duly executed by such Seller;
(vi)if applicable, the Seller Loan Agreement, evidencing the making of the Seller Loans in an aggregate principal amount equal to the Seller Loans Principal Amount, shall have been executed by each of the Sellers and Option Holders and shall have been delivered to the Purchaser, but only to the extent Forum shall have satisfied the conditions precedent set forth in Section 3.1 of the Seller Loan Agreement, or such conditions have been waived in accordance with the terms of the Seller Loan Agreement;
(vii)the Company and Sellers have delivered, caused to be delivered or be ready, willing and able to deliver to Purchaser or the applicable required Person, all of the closing deliveries set forth in Section 2.04(a)(i) and Section 2.04(a)(ii); and

(viii)since the date hereof, there shall not have occurred and be continuing any Material Adverse Effect.
1.0bConditions to the Company’s and the Sellers’ Obligations. The obligations of the Company and the Sellers to consummate the Transactions are subject to the satisfaction of the following conditions immediately prior to the Closing Date:
(i)The representations and warranties set forth in Article VI of this Agreement other than the Forum Fundamental Representations (without giving effect to any “materiality” or “Forum Material Adverse Effect” qualifications set forth therein, except with respect to any such qualification to the extent it qualifies an affirmative requirement to list specified items on a section of the Purchaser Disclosure Schedules) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date), except to the extent that the failure of such representations and warranties to be true and correct would not constitute a Forum Material Adverse Effect and (y) each of the Forum Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as though made as of such date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct in all respects, except for de minimis inaccuracies, as of such specific date);
(ii)the Purchaser and Forum shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing Date;
(iii)the Purchaser shall have delivered to the Company a certificate signed by an officer of the Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a), 3.02(b) and 3.02(h) have been satisfied;
(iv)if applicable, the Purchaser shall have delivered a counterpart to the Escrow Agreement, duly executed by Forum;
(v)Forum shall have delivered a counterpart to the Investor Rights Agreements, duly executed by Forum;
(vi)if applicable, the Seller Loan Agreement, evidencing the making of the Seller Loans, in an aggregate principal amount equal to the Seller Loans Principal Amount, shall have been executed by Forum and shall have been delivered to the applicable Sellers and Option Holders, and Forum shall have satisfied the conditions precedent set forth in Section 3.1 of the Seller Loan Agreement, or such conditions have been waived in accordance with the terms of the Seller Loan Agreement;
(vii)the Forum Common Stock to be issued at the Closing pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE;
(viii)since the date hereof, there shall not have occurred and be continuing any Forum Material Adverse Effect; and
(ix)the Purchaser has delivered, caused to be delivered or be ready, willing and able to deliver to Sellers or the applicable required Person, all of the closing deliveries set forth in Sections 2.04(a)(iii) through 2.04(a)(xi).

1.0cConditions to All Parties’ Obligations. The obligation of each of the Company, the Sellers’ and the Purchaser to consummate the Transactions is subject to the satisfaction of the following conditions as of immediately prior to the Closing:
(i)if applicable, the Escrow Agent shall have delivered a counterpart to the Escrow Agreement, duly executed by the Escrow Agent;
(ii)either (i) the applicable waiting period under section 123 of the Competition Act shall have expired or have been terminated in accordance with subsection 123(2) of the Competition Act, or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act, shall have been waived in accordance with subsection 113(c) of the Competition Act, and the Commissioner shall have issued a No Action Letter, or (ii) the Commissioner shall have issued an Advance Ruling Certificate;
(iii)the approvals and waiting periods under any Other Antitrust Regulations that are required for the consummation of the Transactions shall have been received and remain in effect (in the case of approvals) or expired, waived or been terminated (in the case of waiting periods); and
(iv)there shall not be in effect on the Closing Date any injunction, order, judgment, decision, decree or ruling (whether temporary, preliminary or permanent) of any Governmental Body enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the Transactions.
Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller severally represents and warrants, as to itself and not to any other Seller, to the Purchaser that the statements in this Article IV are true and correct, subject to the exceptions and matters set forth in the Company Disclosure Schedules.
1.0aOrganization and Corporate Power. Each of VES Partnership and RemainCo is duly formed, validly existing and in good standing under the applicable Laws of its respective jurisdictions of formation, and each of VES Partnership and RemainCo has all requisite power and authority, through its managing, general or other partners, as applicable, to own, lease and operate its respective properties and to carry on its businesses as now being conducted. Each of VES Partnership and RemainCo is duly qualified, registered or licensed to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification, registration or license necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Seller Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under this Agreement or any other Seller Documents to which it is, or will be, a party.
1.0bAuthorization; No Breach.
(i)Each Seller has full power, legal capacity, right and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the Transactions (the “Seller Documents”), to perform his, her or its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Seller Documents by each applicable Seller and the consummation of the Transactions have been duly and validly authorized and approved by all action necessary, and no other actions or proceedings on the part of such Seller are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by each applicable Seller, and assuming that this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a valid and binding obligation of the other parties hereto and thereto, this Agreement and the Seller Documents constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (the “Bankruptcy Exceptions”).
(ii)Except for the requirements under the Competition Act and any Other Antitrust Regulations that are required for the consummation of the Transactions, the execution, delivery and performance of this Agreement and each of the Seller Documents by each applicable Seller and the consummation of the Transactions, or compliance by such Seller with any of the provisions hereof or thereof, do not and will not (1) conflict with, result in any material breach of, require any notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, give rise to any right of termination, cancellation, amendment or acceleration (with or without notice or lapse of time or both) or loss of any benefit under, allow the imposition of any fees or penalties, require the offering or making of any payment, give rise to any increased or additional rights of any Person or otherwise adversely affect any rights of any Seller under any of the terms, conditions, or provision of (i) any of such Sellers’ Organizational Documents, (ii) any contracts of such Seller, (iii) any outstanding judgment, order or decree applicable to such Seller or any of the material properties or assets of such Seller or (iv) any applicable Law to which such Seller is subject, or (2) constitute (with or without notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens or Permitted Securities Liens) on any property or asset of Seller, except, in the cases of the foregoing clauses (1)(ii)–(iv) and (2), other than as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Seller Documents to which it is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under this Agreement or any other Seller Documents to which it is, or will be, a party.
1.0cTitle to Shares. Each Seller legally and beneficially owns the Shares set forth opposite such Seller’s name on Schedule 4.03 and, at the Closing, such Seller shall deliver to the Purchaser good and valid title to such Shares, free and clear of all Liens other than Permitted Securities Liens. Other than this Agreement, no Seller is a party to any agreement or other outstanding obligation or option for the purchase, subscription, allotment or issue of any interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) obligating such Seller to (i) grant, deliver, pledge, encumber or sell, or cause to be granted, delivered, pledged, encumbered or sold, any of Shares or any other equity securities of the Company or (ii) repurchase, redeem or otherwise acquire any equity interest in the Company.
1.0dGovernmental Consents. Except for the requirements of the Competition Act and any Other Antitrust Regulations that are required for the consummation of the Transactions, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Body is required to be made or obtained by any Seller in connection with any of the execution, delivery or performance of this Agreement or the other Seller Documents by such Seller or the consummation by such Seller of any other transaction contemplated hereby and thereby, other than as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Seller Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under this Agreement or any other Seller Documents to which such Seller is, or will be, a party.
1.0eLitigation. There are no actions, suits or proceedings pending or threatened in writing, or, to the knowledge of any Seller, otherwise threatened against such Seller at law or in equity, or before or by any Governmental Body, which would (i) reasonably be expected to adversely affect or materially impair such Seller’s performance of its obligations under this Agreement and any other Seller Documents to which it is, or will be, a party; (ii) prevent or materially delay the consummation of the Transactions; or (iii) challenge the validity or enforceability of the obligations of such Seller under this Agreement or any Seller Documents to which it is, or will be, a party.
1.0fBrokerage. Other than the fees payable to Tudor, Pickering, Holt & Co. Securities – Canada, ULC, which will be included in the Transaction Expenses and paid in full at Closing, no Person is entitled to any brokerage commissions, finders’ fees, financial advisor’s fee or similar commission, fee or compensation, contingent or otherwise, in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Sellers.
1.0gBankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against any Seller, being contemplated by such Seller, or threatened in writing against such Seller that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Seller Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under the Seller Documents to which it is, or will be, a party. No Seller is entering into this Agreement or any other Seller Documents to which it is, or will be, a party with an intent to hinder, delay or defraud any present or future creditors of such Seller.
1.0hInvestment Representation. Each Seller is (i) an “accredited investor,” as such term is defined in Regulation D of the Securities Act and (ii) acquiring the Forum Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.
Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that the statements in this Article V are true and correct, subject to the exceptions and matters set forth in the Company Disclosure Schedules.
1.0aOrganization and Corporate Power. The Company is duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction in which it is organized, and the Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. The Company is duly qualified, registered or licensed to do business and is in good standing (or the equivalent) in every jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification, registration or license necessary, except where the failure to be so qualified, registered or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, or to prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which the Company is, or will be, a party.
1.0bSubsidiaries. Schedule 5.02 sets forth a true and correct list of the name and jurisdiction of organization, formation or incorporation of each Company Group member (other than the Company) and the record and beneficial owner of the issued and outstanding equity interests of each such Company Group member. Except as set forth on Schedule 5.02, no member of the Company Group owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. The Company owns, directly or indirectly, of record and beneficially, all of the Capital Stock in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens or Permitted Securities Liens), and all such Capital Stock is validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Subsidiaries of the Company is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and each of the Subsidiaries of the Company has all requisite corporate (or comparable) power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company is duly qualified, registered or licensed to do business and is in good standing (or the equivalent thereof) in every jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification, registration or license necessary, except where the failure to be so qualified, registered or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.
1.0cAuthorization; No Breach.
(i)The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the Transactions have been duly and validly authorized and approved by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Bankruptcy Exceptions.
(ii)Except for the requirements under the Competition Act and any Other Antitrust Regulations that are required for the consummation of the Transactions, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the Transactions, or compliance by the Company Group with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, constitute (with or without notice or the passage of time or both) an event which would result in the creation of any Lien upon any properties or assets of the Company Group under, give rise to any right of termination, cancellation, amendment or acceleration (with or without notice or lapse of time or both) or loss of any benefit under, allow the imposition of any fees or penalties, require the offering or making of any payment, give rise to any increased or additional rights of any Person or otherwise adversely affect any rights of any member of the

Company Group under, any of the terms, conditions, or provision of (i) any of the Company Group’s Organizational Documents, (ii) any contract required to be set forth on Schedule 5.12(a), (iii) any outstanding judgment, order or decree applicable to the Company Group or any of the material properties or assets of the Company Group, or (iv) any applicable Law to which the Company Group is subject, except, in the cases of the foregoing clauses (ii)–(iv), other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Documents or to materially impair any Company Group member’s ability to perform its obligations under this Agreement or any other Transaction Documents.
1.0dGovernmental Consents. Except for the requirements of the Competition Act and any Other Antitrust Regulations that are required for the consummation of the Transactions, no declaration, filing or registration with, or notice to, or authorization consent or approval of, any Governmental Body is required to be made or obtained by the Company in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby.
1.0eLitigation. There are no actions, suits or proceedings pending or, threatened in writing or, to the knowledge of the Company, otherwise threatened against the Company Group, at law or in equity, or before or by any Governmental Body, except as would not individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. No member of the Company Group is subject to any outstanding judgment, order or decree of any Governmental Body.
1.0fCapital Stock.
(i)The Shares constitutes all of the issued and outstanding Capital Stock of the Company. As of the date hereof, the authorized Capital Stock of the Company consists of an unlimited number of Class A Common Shares, Class B Common Shares, Class C Common Shares and Preferred Shares, of which 3,150,001 Class A Common Shares, 2,683,334 Class B Common Shares and 8,750 Class C Common Shares are issued and outstanding and are held of record by the Sellers. No Preferred Shares are issued or outstanding. As of the date hereof, 299,500 Common Shares have been reserved for issuance pursuant to the Company Equity Incentive Plan, 299,500 of which are subject to outstanding Company Options as of the date hereof. A true and correct list of all the outstanding Company Options as of the date hereof, along with each such Company Option’s respective expiration date and exercise price, is set forth Schedule 5.06(a). As of the date hereof, 8,750 Common Shares remain reserved for issuance pursuant to the Stock Award Agreements. All of the outstanding Common Shares have been validly issued and are fully paid and non-assessable. Other than the Company Options and Common Shares issuable pursuant to the terms of the Stock Award Agreements, there are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Capital Stock or securities containing any equity features of the Company Group, or contracts, commitments, understandings or arrangements, by which the Company Group is or may become bound to issue additional shares, Capital Stock or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares, Capital Stock or other equity interests.
(ii)There are no securities or rights of the Company Group, or contracts, commitments, understandings or arrangements by which the Company Group is bound obligating the Company Group to redeem or otherwise acquire any shares, Capital Stock or other equity interests of the Company Group. No member of the Company Group has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the share or equity holders of any member of the Company Group on any matter. There are no voting trusts or other agreements or understandings to which the Company Group is a party with respect to the voting of the shares, Capital Stock or other equity interests of the Company Group. There are no declared or accumulated but unpaid distributions in respect of any shares of Capital Stock or other equity interests of the Company Group.
1.0gFinancial Statements. Attached to Schedule 5.07 are true and correct copies of: (a) the Company’s unaudited consolidated balance sheet as of September 30, 2023 (the “Latest Balance Sheet”) and the related consolidated statements of earnings and retained earnings and cash flows for the nine-month period then ended (the “Interim Financial Statements”), and (b) the Company’s audited consolidated balance sheet and the related consolidated statements of earnings and retained earnings and cash flows for the fiscal years ended December 31, 2022 and 2021 (the “Audited Financial Statements” and, collectively with the Interim Financial Statements, the “Financial Statements”). The Financial Statements have been prepared based on information contained in the Company Group’s books and records (which books and records are accurate and complete in all material respects) and present fairly in all material respects and in accordance with ASPE, consistently applied throughout the periods indicated, the consolidated financial condition, cash flows and results of operations and changes in cash flows of the Company Group (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and other presentation items (none of which, if presented, would materially differ from those presented in the Audited Financial Statements), (ii) changes resulting from normal year-end adjustments (which are not, individually or in the aggregate, material), and (iii) such other exceptions to ASPE as are set forth Schedule 5.07.
1.0hAbsence of Undisclosed Liabilities. The Company Group does not have any liabilities other than liabilities (i) that are included in calculating Indebtedness, Working Capital or Transaction Expenses, as finally determined pursuant to Section 2.05, (ii) set forth or reflected on the Latest Balance Sheet or disclosed in the notes thereof or in the notes to the other Financial Statements, (iii) which have been incurred in the ordinary course of business after the date of the Latest Balance Sheet (none of which is a liability for breach of contract, tort, violation of law, infringement or misappropriation), (iv) arising under any Material Contract set forth on Schedule 5.12(a) (none of which is a liability for breach thereof), (v) incurred directly in connection with the Transactions or (vi) which would not individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.
1.0iNo Material Adverse Effect; Absence of Certain Developments.
(i)Since the date of the Latest Balance Sheet through the date hereof, (i) there has not occurred a Material Adverse Effect and (ii) no member of the Company Group has suffered any loss, damage, destruction or other casualty affecting, any of its properties or assets, whether or not covered by insurance, except as would not individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.
(ii)Except in connection with the Transactions, since the date of the Latest Balance Sheet through the date hereof, no member of the Company Group has engaged in any transaction that was not in the ordinary course of business and in a manner consistent with past practices in all material respects. Without limiting the generality of the foregoing, and except in connection with the Transactions, since the date of the Latest Balance Sheet through the date hereof, no member of the Company Group has taken any action that would have been prohibited by Section 7.01(a) if it had been taken after the date hereof and prior to the Closing Date.

1.jProperties.
(i)The Company Group owns good and valid title to, or holds a valid and enforceable leasehold interest in, or holds or has the right to use or otherwise commercially exploit pursuant to valid and enforceable leases, licenses or other contractual rights, all of the tangible assets or personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in good operating condition and state of repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course, has been maintained in accordance with normal industry practice in all material respects, and is adequate and suitable for the purposes for which it presently is used. There has not been any material interruption of the Company Group’s business due to inadequate maintenance or obsolescence of the tangible assets and personal property. The tangible and intangible assets and personal property to which the Company Group have good and valid title to, or a valid and enforceable right to use, constitute, in all material respects, all the assets and property that are necessary to enable the businesses of the Company Group to be conducted immediately after the Closing in the same manner as the businesses of the Company Group as currently conducted.
(ii)The Company Group does not own any fee simple title to real property (“Owned Real Property”). The Company Group is not party to any agreement or option to purchase any Owned Real Property or interest therein.
(iii)Schedule 5.10(c) contains a true and correct list of all real property leased by each member of the Company Group as of the date hereof (the “Leased Real Property”). The Company has delivered to the Purchaser a true and correct copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”). With respect to each of the Leases: (1) such Lease is valid, in full force and effect and enforceable; (2) no member of the Company Group has received written notice of any material defaults thereunder by any member of the Company Group (as applicable) which remains uncured; (3) no member of the Company Group (as applicable) is in material default thereunder; (4) as of the date hereof, to the knowledge of the Company, there are no existing material defaults by the lessor thereof; (5) no member of the Company Group has received or delivered any notice of a material violation of any ordinance, regulation or building, zoning or other similar Law with respect to any Leased Real Property which remains uncured; and (6) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any member of the Company Group (as applicable) or to the knowledge of the Company, any other party thereto. Other than the Leased Real Property, the Company Group does not have any rights to occupy any other real property for use in the operation of the Company Group’s business.
1.kTaxes.
(i)Each member of the Company Group has duly and on a timely basis prepared and filed all income and other material Tax Returns required to be filed by it, and such Tax Returns are true, complete and correct in all material respects. No member of the Company Group has any contractual obligation (other than (i) any contractual obligation solely between or among the members of the Company Group or (ii) any contractual obligation pursuant to a contract entered into in the ordinary course of business of the Company Group the primary subject of which is not Taxes) to pay the amount of any material Tax benefits or material Tax refunds to any former shareholder(s) or other Person(s) that could give rise to a payment obligation after Closing.
(ii)Each member of the Company Group has paid on a timely basis all material Taxes that are due and payable by it, whether or not shown on a Tax Return, including installments on account of Taxes, except for amounts that are not yet delinquent or that have been contested in good faith by appropriate proceedings and with respect to which reserves are maintained on the Company Group’s books in accordance with ASPE.
(iii)Each member of the Company Group has withheld from any amount paid to or credited (or deemed by Law to be paid or credited) in respect of any Person all material amounts of Taxes required to be withheld therefrom and has remitted such Taxes to the proper Governmental Body within the time periods required under applicable Law, and each member of the Company Group has complied in all material respects with all related information reporting and record retention requirements.
(iv)No member of the Company Group has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries) or has any liability for Taxes of any Person (other than a member of the Company Group) under the Income Tax Act (or any similar provision of Canadian provincial or territorial or non-Canadian Law), as a transferee or successor, by reason of assumption or by operation of Law.
(v)Each member of the Company Group has duly and timely collected all material amounts of any value added, sales, use or transfer Taxes, including goods and services tax, harmonized sales and provincial or territorial sales taxes required to be collected by it and has duly and timely remitted to the appropriate Governmental Body any such amounts required to be remitted by it.
(vi)As of the date hereof, there is no claim against any member of the Company Group for any material amount of Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing, or to the knowledge of the Company, threatened by any taxing authority of any Governmental Body, with respect to any material Taxes or material Tax Returns of the Company Group that has not been either resolved or withdrawn.
(vii)No member of the Company Group has entered into an agreement, waiver or other arrangement to extend the time in which any material Tax may be paid, assessed or collected (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) by any taxing authority of any Governmental Body, which extension is still in effect.
(viii)There are no ongoing or pending Tax audits, actions, disputes or claims by any taxing authority of any Governmental Body against any member of the Company Group.
(ix)There are no Liens for Taxes on any of the material assets of the members of the Company Group other than Permitted Liens.
(x)No member of the Company Group is a party to any Tax indemnification, Tax allocation or Tax sharing agreement (other than (i) any agreement or arrangement solely between or among the members of the Company Group or (ii) any agreement or arrangement pursuant to any customary Tax indemnification, allocation or sharing provisions contained in any contract entered into in the ordinary course of business of the Company Group the primary subject matter of which is not Taxes) that could give rise to a payment or indemnification obligation after Closing.
(xi)No written claim has been made by any tax authority of a Governmental Body in a jurisdiction where any member of the Company Group does not currently file a Tax Return that such member of the Company Group is or may be subject to any Tax or required to file any Tax Return in such jurisdiction, which claim has not been resolved.

(xii)No member of the Company Group has received a Tax ruling or entered into a closing or similar agreement with any Governmental Body that will be binding on a member of the Company Group after the Closing. No member of the Company Group has entered into, is bound by or has any obligation under any agreement with any Governmental Body with respect to Taxes that could be terminated or adversely affected as a result of the Transaction.
(xiii)No member of the Company Group has, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for the purposes of the Income Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services. For all transactions between a member of the Company Group and any non-resident Person with which such member was not dealing at arm’s length during a taxation year ending on or before the Closing Date, such member has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act.
(xiv)No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change of accounting method for a Pre-Closing Tax Period, (ii) any settlement or closing agreement entered into with any taxing authority of any Governmental Body on or prior to the Closing, (iii) an installment sale or open transaction disposition made prior to the Closing Date, or where the members of the Company Group make elections under subsection 256(9) of the Income Tax Act pursuant to Section 11.01 hereof, on or prior to the Closing, (iv) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (v) a prepaid or advanced amount received or tax credit realized prior to the Closing Date or (vi) income that accrued (or cash that was received), but was not recognized for Tax purposes in any Pre-Closing Tax Period, as a result of a reserve, deduction, election or tax credit.
(xv)Neither the Shares nor the Company Vested Options are “taxable Canadian property” for purposes of the Income Tax Act.
(xvi)There are no circumstances that exist and would result in, or that have existed and resulted in, the application of any of sections 17, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (or the corresponding provisions of any applicable provincial Tax legislation) to any member of the Company Groups at any time on or after the Closing Date. The total fair market value of all of the shares that are owned directly or indirectly by the Company and that are shares of “foreign affiliates,” as defined in the Income Tax Act, of the Company does not exceed 75% of the total fair market value of all properties owned by the Company for purposes of section 212.3 of the Income Tax Act.
(xvii)No member of the Company Group made an election pursuant to subsection 83(2) of the Income Tax Act or has made an excessive eligible dividend designation for purposes of the Income Tax Act (or the corresponding provisions of any applicable provincial Tax legislation) that has resulted in, or could following the Closing result in, any member of the Company Group being liable to Tax pursuant to subsection 184(2) or 185.1(1) of the Income Tax Act (or the corresponding provisions of any applicable provincial Tax legislation).
(xviii)In respect of each Company Vested Option, (i) the holder thereof has always dealt at arm’s length for purposes of the Income Tax Act with each member of the Company Group and is a resident of Canada for purposes of the Income Tax Act, (ii) the amount payable to acquire a Share pursuant to the Company Vested Option is not less than the fair market value of the Share at the time the Company Vested Option was granted, and (iii) the Share issuable upon the exercise of such Company Vested Option is a “prescribed share” and not a “non-qualified security” for purposes of the Income Tax Act.
1.lContracts and Commitments.
(i)Schedule 5.12(a) sets forth a list (by each applicable subsection referenced below in this Section 5.12(a)) of all of the following contracts to which the Company Group is a party to or by which any of them or their respective properties or assets is bound by as of the date hereof, excluding, in each case, (x) purchase orders entered into in the ordinary course of business, (y) contracts under which no member of the Company Group will have liability after Closing and (z) insurance policies (such contracts that are, or that are required to be, listed on Schedule 5.12(a) collectively, the “Material Contracts”):
(1)any contract that involves non-cancelable commitments to make capital expenditures in excess of $25,000 annually;
(2)any contract with a Top Customer or a Top Supplier;
(3)any contract that requires payments by any member of the Company Group equal to more than $50,000 in any calendar year that is not terminable upon 30 or fewer days’ prior written notice by such Company Group member;
(4)any contract for the purchase of materials, supplies or services involving payment of more than $25,000 in the case of any single contract or, in the case of all such contracts, annual payments of more than $50,000;
(5)any contract with any sales representatives, distributor or franchisee of the Company involving consideration in excess of $10,000;
(6)any contract constituting a take-or-pay contract or keepwell agreement;
(7)any contract providing for any merger, acquisition or disposition transaction involving any Person or any business unit or division thereof, or any other assets or liabilities that are material to the Company, including any contract under which, after the Closing, the Company Group will have a continuing material obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;
(8)any contract establishing any joint ventures, strategic alliance, partnership, sharing of profit arrangement, minority equity investments or similar arrangement;
(9)any contract evidencing Indebtedness;
(10)any contract (A) relating to the licensing of Intellectual Property by the Company Group (whether as licensee or licensor) that is material to the Company Group or involves consideration in excess of $50,000, and (B) affecting the Company Group’s ability to use, enforce, or disclose any Intellectual Property (excluding in each case, (i) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $75,000 and (ii) non-exclusive licenses by the Company Group (whether as licensee or licensor) in the ordinary course of business);
(11)any contract that limits, or purports to limit, the ability of the Company Group or any of its controlled Affiliates to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, or that contains a covenant not to compete applicable to the Company Group or any of its controlled Affiliates;
(12)any contract that contains “most favored nations” pricing terms or grants to any customer, supplier or vendor any right of first offer or right of first refusal or exclusivity or any similar requirement or that restricts the right of any member of the Company Group to sell to or purchase from any Person;
(13)any contract that contains any “non-solicitation”, “no hire” or similar provisions which materially restrict the Company Group or any of its controlled Affiliates from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;
(14)any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” the failure of which to obtain would prohibit or delay the consummation of, the Transactions;
(15)any contract pursuant to which any member of the Company Group is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company Group members), (A) any real property or (B) any tangible personal property and, in the case of each of clauses (A) and (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $50,000;
(16)any contract for the sale or purchase of any real property or tangible personal property in an amount in excess of $50,000;
(17)any contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of any member of the Company Group or any of their predecessors, excluding indemnification provided by the Company Group to customers in the ordinary course of business;
(18)any contract with any labor union or any collective bargaining agreement to which any member of the Company Group is a party;
(19)any hedging, futures, options or other derivative contract;
(20)any contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any member of the Company Group;
(21)any contract that results in any Person holding a power of attorney from any member of the Company Group that relates to the Company Group or its business;
(22)any settlement, conciliation or similar agreement entered into since the Lookback Date or under which there are continuing obligations or liabilities on the part of the Company Group;
(23)any contract for the disposition of any material portion of the assets or business of the Company Group (other than sales of products in the ordinary course of business or disposal of inventory or components that are damaged or obsolete) or for the acquisition by the Company Group of the assets or business of any other Person (other than purchases of inventory or components in the ordinary course of business);

(24)any contract with any Related Party of the Company Group;
(25)any contract pursuant to which any Person (other than employees of the Company Group) has authored, created, conceived, developed or reduced to practice any material Intellectual Property rights for, on behalf of or under the direction or supervision of the Company Group;
(26)any contract with an employee or independent contractor of the Company Group that (A) involves annual compensation (including salary, bonus and commissions) payable by the Company Group to any employee or independent contractor in excess of $100,000 or (B) is not terminable by the Company Group upon less than 30 days’ notice (or such longer notice as required by Law) without payment of severance, termination or similar benefits;
(27)any contract with a Governmental Body; and
(28)any commitment or arrangement to enter into any of the foregoing.
(ii)Each Material Contract is in full force and effect and will remain in full force and effect following the Closing, and is a legal, valid and binding obligation of the member of the Company Group which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to the Bankruptcy Exceptions. No member of the Company Group (as applicable) is in default under any Material Contract, and, to the knowledge of the Company, the other party to each of the Material Contracts is not in default thereunder. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the part of any member of the Company Group or, to the knowledge of the Company, any other party under any Material Contract. No party to any Material Contract has exercised any termination rights with respect thereto and no party has given written notice of or otherwise indicated in writing any material dispute with respect to any Material Contract. The Company has made available to the Purchaser true and correct copies of each Material Contract, including all amendments, modifications or supplements thereto.
1.mIntellectual Property.
(i)A true and correct list of all registered trademarks and applications to register trademarks, patents and patent applications and registered copyrights and applications to register copyrights owned (in whole or in part) by, or exclusively licensed to, and Internet domain names registered to, the Company Group as of the date hereof is set forth on Schedule 5.13 (collectively, the “Company Group Intellectual Property”).
(ii)The Company Group owns or is the registrant of all of the Company Group Intellectual Property indicated on Schedule 5.13, except with respect to any that is exclusively licensed to Company Group, as being owned by such entity, free and clear of all Liens (other than Permitted Liens).
(iii)For the past six (6) years, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services by the Company, and all of the other activities or operations of the Company, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. No Intellectual Property owned by the Company is subject to any outstanding order, judgment, decree, or stipulation by a Governmental Body or agreement restricting the use or licensing thereof by the Company. No member of the Company Group has received any written notice or claims since the Lookback Date alleging that the Company Group has infringed or misappropriated the Intellectual Property of any other Person. To the knowledge of the Company, there is not a reasonable basis for any claim that a member of the Company Group does not own any of the Company Group’s Intellectual Property, except with respect to any that is exclusively licensed to a member of the Company Group.
(iv)No member of the Company Group is currently infringing or misappropriating the Intellectual Property of any other Person.
(v)To the knowledge of the Company, there is not currently any infringement or misappropriation by any other Person of any material Company Group Intellectual Property. The Company has taken all reasonable steps in accordance with standard industry practices designed to protect its rights in its Intellectual Property and maintain the confidentiality of all information that constitutes or constituted a trade secret of the Company. Since the Lookback Date, all current and former employees, consultants and contractors of the Company have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and the Company has delivered or made available to the Purchaser true and correct copies of such standard form.
(vi)The Company Group owns all right, title, and interest in and to or are licensed to use or otherwise have the right to use all Intellectual Property necessary to the conduct of the business of the Company Group as currently conducted.
(vii)The IT Systems owned or licensed by the Company Group is sufficient for the operation of the businesses of the Company Group as currently conducted. The Company Group has taken commercially reasonable steps designed to safeguard the internal and external integrity of the IT Systems and the data that the IT Systems contain. Since the Lookback Date, there has not been, to the knowledge of the Company, any security breach resulting in unauthorized use, access or intrusion of any IT System, and there has not been any material disruption to any IT System that has not been remediated in all material respects.
(viii)To the knowledge of the Company, the execution, delivery and performance by each Seller of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company.
1.nEmployee Benefit Plans.
(i)Schedule 5.14 sets forth a true and correct list of each material Company Group Plan. With respect to each such Company Group Plan, the Company has made available to the Purchaser, to the extent applicable: (i) a current copy of the plan document and all amendments thereto (or, to the extent no written plan document exists, a description of the material terms thereof), (ii) any related trust or other funding agreement and all related insurance contracts; (iii) the most recent Internal Revenue Service (“IRS”) determination letter; (iv) the most recent summary plan description and any summaries of material modifications; (v) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements and (vi) all material non-routine correspondence with any Governmental Body within the past three years.
(ii)Each Company Group Plan is, and has been, established, registered (where required) and operated in material compliance with applicable Law and is, and has been, administered and funded in all material respects in accordance with applicable Law and with its terms, and to the knowledge of the Company, no event has occurred and no condition exists that has subjected, or would reasonably be expected to subject any member of the Company Group to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code, or any other applicable Law. As of the date hereof, no litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, is threatened with respect to any Company Group Plan. All material payments, premiums and/or contributions required to have been made as of the date hereof by the Company Group with respect to all Company Group Plans either have been made or have been accrued in accordance with the terms of the applicable Company Group Plan and applicable Law.
(iii)Each Company Group Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and nothing has occurred that could reasonably be expected to cause the loss of such qualification. Each Company Group Plan that constitutes, in any part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder and no amount under any such Company Group Plan has been, is or is reasonably expected to be subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(iv)None of the Company Group Plans provide benefits beyond retirement or other termination of service to the current and former employees, directors or officers of the Company Group or to the beneficiaries or dependents of such employees, directors or officers.
(v)Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in, or cause, the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer, director or other service provider of the Company Group, (ii) materially increase any amount of compensation or benefits otherwise payable under any Company Group Plan, (iii) result in any retention bonus, transaction bonus, severance or termination payments to any employee or service provider of the Company Group to be required to be paid, waived or renounced, (iv) result in the Company Group being required to pay any tax “gross-up” or similar “make-whole” payment to any employee, director, consultant or other service provider of the Company Group, (v) result any payment that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; or (vi) result in any employee, independent contractor, or other service provider of the Company Group who is bound by confidentiality, non-competition or non-solicitation covenants with the Company Group to be relieved of such covenants.
(vi)(i) No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code and no breach of fiduciary duty (as determined under ERISA) has occurred involving any Company Group Plan and (ii) no member of the Company Group has incurred (whether or not assessed) or could reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.
(vii)No Company Group Plan is a: (i) Pension Plan; (ii) “retirement compensation arrangement”; (iii) “salary deferral arrangement”; or (iv) “health and welfare trust”, as each of those terms are defined in the Income Tax Act. The Company Group does not contribute to, and is not required to contribute to, any Pension Plan.
(viii)Except as set forth in Schedule 5.14(h), no member of the Company Group nor any ERISA Affiliate currently, or within the preceding six years, contributed or contributes to or has or had any obligation to contribute to or otherwise has or had any liability under (i) any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) any other plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (v) any post-retiree health or welfare benefits (except a required under COBRA or similar state Law). No member of the Company Group, nor any ERISA Affiliate is subject to any agreement which is intended to be covered by, or has any liability under Title IV of ERISA.
(ix)All data necessary to administer each Company Group Plan is in the possession of the Company or their service providers and is in a form which is sufficient for the proper administration of such Company Group Plan in accordance with its terms and all applicable Laws and such data is complete and correct.
1.oInsurance. Schedule 5.15 sets forth a true and correct list of all insurance policies maintained by the Company Group on their properties, assets, products, business or personnel as of the date hereof (the “Insurance Policies”) and any claims made under each such policy since the Lookback Date. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, all such policies are in full force and effect and no application therefor included a misstatement or omission. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, all premiums with respect thereto have been paid to the extent due. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, the Company Group has not received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or premium increases with respect to any such policy. No member of the Company Group is in material default with respect to any applicable provision contained in any Insurance Policy or has failed to give any timely notice or present any material claim under any Insurance Policy as required by the terms thereof. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, all insurable risks in respect of the business and assets of the Company Group are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company Group is engaged. The activities and operations of the Company Group have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
1.pPrivacy and Security.
(i)The Company Group complies with all applicable U.S., state, foreign and multinational Laws (including, as applicable, Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto), the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5, the Personal Information Protection and Electronic Documents Act (Canada), and the Personal Information Protection Act (Alberta)) relating to privacy or data security, customary industry practice, standards, self-governing rules and policies and their own published policies (all of the foregoing collectively, “Privacy Laws”) in all material respects with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated under Privacy Laws (“Personal Information”); (ii) non-personally identifiable information; (iii) spyware and adware; (iv) the procurement or placement of advertising; (v) the sending of electronic mail messages; and (vi) privacy generally.

(ii)Without limiting the generality of the foregoing, each member of the Company Group, and to the knowledge of the Company, any processors acting on its behalf, have implemented a comprehensive security plan that (i) identifies internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (ii) implements, monitors and improves appropriate technical, physical, and organizational measures and security systems and technologies designed to ensure the integrity and security of Personal Information and all Company Group data and to prevent any destruction, loss, alteration, corruption, misuse, or unauthorized disclosure thereof or unauthorized access thereto.
(iii)No member of the Company Group has or is currently under audit or investigation by any Governmental Body with respect to any alleged violation of Privacy Laws, and, to the knowledge of the Company, no specific facts or circumstances exist that may give rise to such audit or investigation. The Company Group has not experienced any incident, including any breach of security, in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered, or, to the knowledge of the Company, improperly accessed, disclosed, or used without authorization (“Security Incident”), and, to the knowledge of the Company, there are no facts suggesting the likelihood of the foregoing. To the knowledge of the Company, no circumstance has arisen in which any Privacy Law would require the Company to notify a Person or Governmental Body of a Security Incident.
1.qEnvironmental Matters.
(i)The Company Group is, and since the Lookback Date has been, in material compliance with all Environmental Laws applicable to their respective current operations and to their occupancy of the real property listed on Schedule 5.10(c).
(ii)As of the date hereof, no member of the Company Group has received written notice from any Governmental Body or any other Person alleging it is in material violation of or has material liability or material investigatory, corrective or remedial obligation under Environmental Laws, in each case, the subject of which remains unresolved.
(iii)As of the date hereof, no member of the Company Group is subject to any outstanding material judgment, order or decree of any Governmental Body, and there are no material actions, suits or proceedings pending or, to the knowledge of the Company, expressly threatened against the Company Group, in each case arising under Environmental Laws.
(iv)The Company Group holds and is, and since the Lookback Date has been, in material compliance with, all Permits required under Environmental Laws for their current operations and their occupancy of the real property as listed on Schedule 5.10(b).
(v)No member of the Company Group has Released or caused the Release of any Hazardous Materials on, in, to or at any real property listed on Schedule 5.10(b) or any other real property, and to the knowledge of the Company, there are no Hazardous Materials present on, in, at or about any real property listed on Schedule 5.10(b), in each case which would reasonably be expected to result in the Company Group incurring material liability under any Environmental Laws.
(vi)The Company Group has provided to Purchaser all material environmental reports, audits, studies and investigations related to the environmental condition of any real property listed on Schedule 5.10(b), including “Phase I” and “Phase II” reports that are in their possession or control with respect to such real property.
(vii)Excluding customary indemnities entered into in the ordinary course of business, and except as set forth on Schedule 5.17(g) or in any Lease delivered to the Purchaser prior to the date hereof, the Company Group has not agreed to indemnify any third parties for any liabilities related to non-compliance with Environmental Law and/or to the Release of Hazardous Materials.
1.rAffiliated Transactions. Except for amounts due as normal salaries, wages, benefits or reimbursements of ordinary business expenses or pursuant to any employment or employment related agreements or equity arrangements with any such Persons, no Related Party of the Company Group: (i) owns or has owned since the Lookback Date, directly or indirectly, any material equity or other material financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company Group or its business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company Group uses or has used since the Lookback Date in or pertaining to the business of the Company Group; (iii) has or has had since the Lookback Date any business dealings or a financial interest in any transaction with the Company Group or involving any assets or property of the Company Group, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) other than Olson, Robertson and the Option Holders, is or has been employed by the Company Group since the Lookback Date. There are no outstanding notes payable to, accounts receivable from or advances by any member of the Company Group to, and no member of the Company Group is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Seller or any controlled Affiliate of any Seller (other than a member of the Company Group), except for amounts due as normal salaries, wages, benefits or reimbursements of ordinary business expenses or pursuant to any employment or employment related agreements or equity arrangements with any such Persons. Ownership of securities that are registered under the Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.18.
1.sBrokerage. Other than the fees payable to Tudor, Pickering, Holt & Co. Securities – Canada, ULC, which will be included in the Transaction Expenses and paid in full at the Closing, no Person is entitled to any brokerage commissions, finders’ fees, financial advisor’s fee or similar compensation, contingent or otherwise, in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Company Group.
1.tPermits; Compliance with Laws.
(i)Schedule 5.20 set forth a true and correct list of all material Permits necessary for the Company Group to own, lease and operate its properties and to carry on its business as presently conducted. The Company Group holds, is and has been in compliance, in all material respects since the Lookback Date, with all of the Permits set forth on Schedule 5.20. No proceedings is pending or, to the knowledge of the Company, threatened, relating to the suspension, cancellation, revocation, nonrenewal or modification of any Permit set forth on Schedule 5.20.
(ii)The Company Group is in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently operated.
(iii)No member of the Company Group nor any of its executive officers has, since the Lookback Date, received, nor is there any notice, order, complaint or other communication from any Governmental Body that such member of the Company Group is not in compliance in any material respect with any Law applicable to it.

1.uEmployees.
(i)Schedule 5.21(a) sets forth true and correct information as of the close of business on the date hereof as to each employee of the Company Group and their job title, work location, hire date, age, status as active or inactive (and where inactive, the reason for such leave and expected date of return, if known), salary or wage rates, commissions and bonuses entitlements (including, commissions and bonuses paid for the 2022 fiscal year), vacation entitlement (including any accrued and unused vacation days), employing entity, exempt or non-exempt classification for Fair Labor Standards Act (“FLSA”) purposes, full-time or part-time status, permanent or temporary/seasonal status and any other material compensation paid since the beginning of the most recently completed fiscal year and whether such employee is subject to a written employment agreement. Except for as disclosed on Schedule 5.21(a), the employment of each individual who is an employee of the Company Group may be terminated for any reason or for no reason at any time without any penalty, liability or notice of termination (or payment in lieu of notice) or severance obligation in excess of the statutory minimum notice of termination (or payment in lieu of notice), benefits continuance (if applicable) and severance payment (if applicable) required pursuant to the Employment Standards Code (Alberta) or any other applicable employment legislation (other than that required under common law with respect to an individual who is an employee of the Company Group without a written agreement as to length of notice of termination or amount of severance).
(ii)Schedule 5.21(b) sets forth complete and accurate information as of the close of business on the date hereof as to each individual independent contractor engaged directly by the Company Group and their fees, commissions, length of engagement with the Company Group, location of services, and whether they are subject to a written contract. Each independent contractor who is disclosed in the Schedule 5.21(b) has been properly classified as an independent contractor and the Company Group has not received any notice from any Governmental Body investigating or disputing such classification.
(iii)The Company Group does not have any liability, whether actual or contingent, with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as eligible or not eligible for overtime pay, or for participation in or exclusion from any Company Group Plan, or with respect to any temporary employees of the Company Group and, to the knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such liability.
(iv)The Company has delivered to the Purchaser true and correct copies of all current employee manuals and handbooks, written employment policy statements, and other material written or electronic communications relating to the employment of the employees of the Company Group. The Company has delivered to the Purchaser true, correct and complete form(s) of the written contract(s) for all employees of the Company Group, and the contracts of all such employees are substantially in the form(s) of the contracts provided to the Purchaser, and do not materially deviate therefrom.
(v)Since the Lookback Date, no material action is pending or threatened in writing with respect to the employees, employment practices, or employment policies, of the Company Group.
(vi)The Company Group is not currently, and has not been, a party to or bound by any collective bargaining or other labor agreement and there are no trade unions, employee associations or other organizations with bargaining rights (either acquired by certification or voluntary recognition) representing, nor to the knowledge of the Company, purporting to represent or attempting to represent any employees of the Company Group. To the knowledge of the Company, there are no and since the Lookback Date have been no union organizing activities involving employees of the Company Group. The Company Group has not materially breached or otherwise materially failed to comply with the provisions of any such collective bargaining agreement or other labor agreement. With respect to the transactions contemplated by this Agreement, the Company Group has or prior to the Closing will have satisfied any notice, consultation or bargaining obligations owed to its employees or their representatives under applicative Law, collective bargaining or other labor agreement.
(vii)As of the date hereof, there are no pending or, to knowledge of the Company, threatened strikes, work slowdowns or stoppages, walkouts, lockouts or similar material labor disputes involving employees of the Company Group, and no such strikes, work slowdowns or stoppages, walkouts, lockouts or similar material labor disputes have occurred since the Lookback Date.
(viii)Since the Lookback Date, the Company Group has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) or “mass layoff” (as defined in the WARN Act) to which such legislation would apply or term of similar import under any similar applicable state, local or foreign Law.
(ix)As of the date hereof, there is no unfair labor practice complaint, grievance or arbitration proceeding in progress or pending or, to the knowledge of the Company, threatened against the Company Group and the Company Group has not engaged in any unfair labor practice. No arbitration proceeding arising out of or under any collective bargaining or agreement is currently pending or threatened against the Company Group.
(x)The Company Group currently is and has been since the Lookback Date, in compliance, in all material respects, with all Laws respecting employment, employment practices and labor including pay equity, wages, hours of work, meal and rest breaks, overtime, human rights, discrimination, harassment, immigration, the collection and remittance of employment insurance, employer health tax, Canada Pension Plan, workers’ compensation or workplace safety and insurance, and occupational health and safety. There are no current, pending or, to the knowledge of the Company, threatened claims, complaints, investigations, orders or other actions under any Laws with respect to employment, employment practices and labor, nor, to the Company’s knowledge, is there any basis for any such claim, complaint, investigation, order or other actions under any such Laws.
(xi)As of the date hereof, no officer, member of senior management or executive of the Company Group has notified the Company Group of his or her intentions to terminate his or her employment and the Company Group is not negotiating, discussing or contemplating the termination of employment of any such employee, whether mutually, voluntarily or involuntarily, nor has any agreement been entered into regarding the same.
(xii)As of the date hereof, there are no outstanding assessments, penalties, fines, liens, charges or surcharges due or owing pursuant to any regulatory investigations, workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Company Group’s business which are currently outstanding. There are no material outstanding and unresolved inspection orders made under any occupational health and safety legislation against the Company Group. The Company Group has complied in all material respects with any orders issued under any occupational health and safety legislation and there are no appeals of any orders under any occupational health and safety legislation currently outstanding. There have been no fatal or critical accidents involving any employees of the Company Group where the Company Group was in violation of any occupational health and safety legislation in any respect since the Lookback Date. The Company has provided to the Purchaser true and correct copies of all orders, inspection reports and charges from any

Governmental Body under applicable occupational health and safety legislation relating to employees of the Company Group.
(xiii)There are no outstanding material assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation or workers’ compensation legislation and the Company Group has not been assessed or reassessed in any material respect under such legislation since the Lookback Date and, to the knowledge of the Company, no audit of the Company Group is currently being performed by any Governmental Body pursuant to any applicable workplace safety and insurance legislation or any applicable workers’ compensation legislation. There are no claims or potential claims which may materially adversely affect the accident cost experience in respect of the business of the Company Group.
(xiv)All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days, benefits and other compensation for services in respect of each employee and independent contractor of the Company Group have either been paid or are accurately reflected in the books and records of the Company Group. The Company Group is not (A) delinquent with respect to payments or the provision of compensation and benefits to any of its current or former employees or independent contractors for any salaries, wages, fees, incentive compensation (including bonuses and commissions), vacation with pay or other direct compensation for any services performed by them or amounts required to be reimbursed to such Persons or any penalty for failure to comply with any of the foregoing, or (B) liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment or workers’ compensation benefits, social security or other benefits or obligations for employees (other than immaterial routine payments to be made pursuant to claims in the ordinary course of business or as required by applicable Law).
(xv)There have not been (A) any allegations or complaints filed with or, to the knowledge of the Company Group, made to the Company Group related to violence, harassment, discrimination, retaliation, or sexual misconduct, (B) any other direct claims or third party claims initiated, filed or, to the knowledge of the Company, threatened, against the Company Group related to violence, harassment, discrimination, retaliation, or sexual misconduct, or (C) to the knowledge of the Company, any other allegations, complaints or any other direct claims or third party claims initiated, filed or threatened related to violence, harassment discrimination, retaliation, or sexual misconduct, in each case by or against any current or former director, officer or senior level management employee of the Company Group. The Company Group has not entered into any settlement agreement related to allegations of violence, harassment, discrimination, retaliation, or sexual misconduct by any current or former director, officer, employee or independent contractor and there have not been, to the knowledge of the Company, any private settlement agreements related to allegations of violence, psychological harassment, sexual harassment or sexual misconduct by or against any current or former director, officer or senior level management employee to which the Company Group is not a party. To the extent allegations of violence, harassment, discrimination, retaliation, or sexual misconduct have been made, the Company Group has promptly, thoroughly and impartially investigated all such allegations and, where it was determined that such allegation had potential merit, the Company Group has taken prompt and appropriate action and the Company does not reasonably expect any liability related to such allegations.
1.vInternational Trade Laws.
(i)The Company Group is and since the Lookback Date has been in compliance with International Trade Laws, and has not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, or, to the knowledge of the Company, any representative or agent acting on behalf of the Company or its Subsidiaries, currently or during the past five years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person except as authorized under applicable International Trade Laws; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to any property or interests in property of any Sanctioned Person.
(ii)Since the Lookback Date, the Company Group has not received and, after due care and inquiry, is not aware of any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, whether internal, by a government regulator or agency, or a private party, alleging any violation of International Trade Laws, nor has the Company and its Subsidiaries, nor any of their employees or representatives, been convicted of violating any International Trade Laws.
(iii)The Company Group has adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.
1.wAnti-Corruption and Anti-Bribery Laws.
(i)The Company and its Subsidiaries comply, and since the Lookback Date have complied, with all Improper Payment Laws. None of the Company, any of its Subsidiaries, any of their respective officers, directors, managers or employees, or, to the knowledge (as defined in the FCPA) of the Company, any other Person associated with or acting for or on behalf of the Company or any such Subsidiary has, directly or indirectly, (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, for the purpose of (i) influencing any act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature or (v) otherwise securing any improper advantage; (b) paid, offered or promised to pay or offer, authorized, or ratified any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer, authorized, or ratified any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or such Subsidiary related to any of the foregoing; or (f) otherwise violated any Improper Payment Law.
(ii)Since the Lookback Date, the Company and its Subsidiaries have (a) made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions in relation to the Company; (b) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability; (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (iii) no “off the books” accounts are created or maintained; and (c) neither the Company nor any of its Subsidiaries have circumvented their respective internal accounting controls or falsified any of their respective books and records.
(iii)Without limiting the generality of the foregoing, since the Lookback Date, (a) neither the Company nor any of its Subsidiaries have violated or are in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. § 1302a-7(b)), the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), or any related or similar Law; and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same.
(iv)Since the Lookback Date, neither the Company, any of its Subsidiaries, any of their respective controlled Affiliates, officers, directors, managers or employees, nor, to the knowledge (as defined in the FCPA) of the Company, any other Persons acting on their behalf has received any notice or communication from any Person that alleges, or been involved in any internal investigation involving any allegations relating to, a potential violation of any Improper Payment Laws, or have received a request for information from any Governmental Body regarding Improper Payment Laws. The Company or such Subsidiary has not made a voluntary or other disclosure to, have not received any written notice, subpoena, request for information, or citation from, and the Company’s General Counsel is not aware of any oral notice or request for information by, and so far as the Company is aware, there is no past or present inquiry, investigation, litigation, enforcement action or other proceeding by, any Governmental Body related to alleged violations of any Improper Payment Laws by the Company or any of its Subsidiaries and, so far as the Company is aware, there is no issue or circumstance indicating that the Company or any of its Subsidiaries may become subject to any such notice, subpoena, request for information, citation, inquiry, investigation, litigation, enforcement action or other proceeding.
(v)Since the Lookback Date, none of the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any attorney, accountant, consultant, financial advisor, or other agent of the Company or any of its Subsidiaries, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company.
1.xAnti-Money Laundering Laws. Since the Lookback Date, none of the Company, its Subsidiaries, any of their respective officers, directors, managers or employees, or, to the knowledge of the Company, any other Persons associated with or acting for or on behalf of any member of the Company Group have knowledge of facts or circumstances indicating that the Company or any of its Subsidiaries have violated or are in violation of any Anti-Money Laundering Law. The Company and its Subsidiaries have been in compliance with, and have not been found by relevant Governmental Bodies to have violated or been in violation of, any provision of the Anti-Money Laundering Laws. No member of the Company Group, nor any officer or director of the Company or its Subsidiaries, or, to the knowledge of the Company, any Person authorized to act and acting on behalf of the Company or any of its Subsidiaries, is or has been the subject of any allegation, voluntary disclosure, investigation, inquiry, litigation, judicial or administrative prosecution or enforcement action related to any Anti-Money Laundering Laws, nor is the Company aware of any issue or circumstance indicating that they may become subject to any such action.
1.yCustomers and Suppliers. Schedule 5.25 sets forth (a) a true and correct list of the top 20 customers of the Company Group on a consolidated basis by volume of sales to such customers (the “Top Customers”) and (b)  a true and correct list of the top 20 suppliers of the Company Group on a consolidated basis by dollar value of net purchases from such suppliers, in each case (the “Top Suppliers”), for (i)  the fiscal year ended December 31, 2022 and (ii) the 9- month period ended September 30, 2023. As of the date hereof, no member of the Company Group has received any written indication from any of the customers listed on Schedule 5.25 to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Company Group. As of the date hereof, no member of the Company Group has received any written indication from any of the suppliers listed on Schedule 5.25 to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company Group.
1.zInventories. Except as would not be material to the Company Group, taken as a whole, the inventories of the Company, whether reflected on the Latest Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and/or salable at customary gross margins in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, in each case in accordance with ASPE. The inventories of the Company are reflected on the Latest Balance Sheet and in the books and records of the Company, in each case, in accordance with ASPE applied on a basis consistent with past practice (except as described in the notes to the Latest Balance Sheet) in all material respects. The inventory as of the date hereof is adequate for the conduct of the business of the Company in all material respects and inventory levels are not materially in excess of normal operating requirements of the Company.
1.aaAccounts Receivable. All accounts receivable reflected on the Latest Balance Sheet or to be reflected on the Preliminary Closing Balance Sheet represent or will represent bona fide transactions entered into by the Company Group in the ordinary course of business and arise from sales actually made and services actually performed by the Company Group. As of the date hereof, all accounts receivable are current and, to the knowledge of the Company, collectible net of the respective reserves shown on the Latest Balance Sheet (which reserves are adequate and calculated consistent with past practice). As of the date hereof, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and to the knowledge of the Company, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.
1.abBank Accounts; Powers of Attorney. Schedule 5.28 sets forth a true and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of any member of the Company Group, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by any member of the Company Group, copies of which have been made available to the Purchaser.
1.acInvestment Representation. Each of the Option Holders who will receive Closing Stock Consideration hereunder is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Each such Option Holder is acquiring the Forum Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.
1.adNo Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES) AND IN THE COMPANY DOCUMENTS, NONE OF THE SELLERS NOR THE COMPANY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY GROUP OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE RESPECTIVE BUSINESSES OF THE COMPANY GROUP OR THE TRANSACTIONS, AND THE COMPANY AND THE SELLERS EACH DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY

ANY MEMBER OF THE COMPANY GROUP OR ANY OF ITS OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.
Article 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND FORUM
Each of the Purchaser and Forum represents and warrants to the Company and the Sellers that the statements in this Article VI are true and correct, subject to the exceptions and matters set forth in the Purchaser Disclosure Schedules.
1.0aOrganization and Corporate Power. Each of the Purchaser and Forum is duly formed, validly existing and in good standing under the applicable Laws of its respective jurisdictions of formation, and each of the Purchaser and Forum has all requisite power and authority to own, lease and operate its respective properties and to carry on its businesses as now being conducted. Each of the Purchaser and Forum is duly qualified, registered or licensed to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification, registration or license necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Purchaser’s or Forum’s ability to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which the Purchaser or Forum is, or will be, a party.
1.0bCapital Stock.
(i)As of the date hereof, the authorized Capital Stock of Forum consists of (i) 14,800,000 shares of Forum Common Stock and (ii) 3,700,000 shares of preferred stock, par value $0.01 per share (the “Forum Preferred Stock,” and together with the Forum Common Stock, the “Forum Capital Stock”). At the close of business on October 30, 2023, (A) 10,192,978 shares of Forum Common Stock (excluding treasury shares) were issued and outstanding; (B) 708,900 shares of Forum Common Stock were held by Forum in its treasury; (C) no shares of Forum Preferred Stock were issued and outstanding; and (D) Forum has no shares of Forum Common Stock or Forum Preferred Stock reserved for issuance, except (1) 159,032 shares of Forum Common Stock reserved for future issuance under the Forum Equity Plan; (2) 46,314 shares of Forum Common Stock subject to outstanding options to purchase Forum Common Stock (each, a “Forum Option”) issued pursuant to the Forum Equity Plan; (3) 234,193 shares of Forum Common Stock subject to outstanding Forum restricted stock units granted under the Forum Equity Plan (each, a “Forum RSU”) and (4) 154,652 shares of Forum Common Stock subject to outstanding performance stock units (assuming maximum performance) granted under the Forum Equity Plan (each, a “Forum PSU” and, together with each Forum Option and Forum RSU, the “Forum Equity Awards”). Other than this Agreement, the Forum Equity Awards or as otherwise permitted under Section 7.02, there are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Capital Stock of Forum or securities containing any equity features of Forum, or contracts, commitments, understandings or arrangements, by which Forum or any Subsidiary of Forum is or may become bound to issue additional shares, Capital Stock or other equity interests of Forum or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares, Capital Stock or other equity interests of Forum.
(ii)All of the outstanding shares of Forum Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable, are not subject to, or issued in violation of, any preemptive rights, rights of repurchase or forfeiture, purchase or call options, rights of first refusal, subscription rights, rights of participation, rights of maintenance or any similar rights. Forum has and, at the Closing, will have sufficient authorized Forum Common Stock to issue the Closing Stock Consideration. The Forum Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any preemptive rights, rights of repurchase or forfeiture, purchase or call options, rights of first refusal, subscription rights, rights of participation, rights of maintenance or any similar rights and will be free and clear of all Liens other than Permitted Securities Liens or Liens imposed by any Seller or Option Holder or by any Transaction Document. All outstanding shares of the Forum Common Stock have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law. Assuming the accuracy of the representations and warranties of the Sellers set forth in Section 4.08 and the Company set forth in Section 5.29, the Forum Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance with applicable securities Laws and other applicable Laws, including the rules of the NYSE. Other than the Forum Equity Awards or as otherwise permitted under Section 7.02, there are no securities or rights of Forum or any Subsidiary of Forum, or contracts, commitments, understandings or arrangements by which Forum or any Subsidiary of Forum is bound obligating Forum or such Subsidiary of Forum to redeem or otherwise acquire any shares, Capital Stock or other equity interests of Forum. Neither Forum nor any Subsidiary of Forum has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the holders of the Forum Common Stock on any matter. Other than the Investor Rights Agreement, there are no voting trusts or other agreements or understandings to which Forum or any Subsidiary of Forum is a party with respect to the voting of the shares, Capital Stock or other equity interests of Forum. No Subsidiary of Forum owns any shares of Forum Capital Stock. Other than its wholly owned Subsidiaries, Forum does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. As of the date hereof, there are no declared or accumulated but unpaid dividends in respect of any shares of Capital Stock or other equity interests of Forum.
1.0cAuthorization; No Breach.
(i)Each of the Purchaser and Forum has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser or Forum in connection with the Transactions (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by each of the Purchaser and Forum and the consummation of the Transactions have been duly and validly authorized and approved by all action necessary, and no other corporate actions or proceedings on the part of either the Purchaser or Forum is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by each of the Purchaser and Forum, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of each of the Purchaser and Forum, enforceable against the Purchaser or Forum, as applicable, in accordance with their respective terms, subject to the Bankruptcy Exceptions.
(ii)Except for the requirements under the Competition Act and any Other Antitrust Regulations that are required for the consummation of the Transactions, the execution, delivery and performance of this Agreement and each of the Purchaser Documents by each of the Purchaser and Forum and the consummation of the Transactions, or compliance by each of the

Purchaser and Forum with any of the provisions hereof or thereof, do not and will not (1) conflict with, result in any material breach of, require any notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, give rise to any right of termination, cancellation, amendment or acceleration (with or without notice or lapse of time or both) or loss of any benefit under, allow the imposition of any fees or penalties, require the offering or making of any payment, give rise to any increased or additional rights of any Person or otherwise adversely affect any rights of the Purchaser or Forum under any of the terms, conditions, or provision of (i) any of the Purchaser’s or Forum’s Organizational Documents, (ii) any contracts of the Purchaser or Forum, (iii) any outstanding judgment, order or decree applicable to the Purchaser or Forum or any of the material properties or assets of the Purchaser or Forum, or (iv) any applicable Law to which the Purchaser or Forum is subject, or (2) constitute (with or without notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens or Permitted Securities Liens, applying such terms mutatis mutandis to the Purchaser and Forum, as applicable) on any property or asset of the Purchaser or Forum, except, in the cases of the foregoing clauses (1)(ii)–(iv) and (2), other than as would not have a Forum Material Adverse Effect.
1.0dGovernmental Consents. Except for (a) the requirements of the Competition Act and any Other Antitrust Regulations that are required for the consummation of the Transactions; (b) the filing with the SEC of such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or any takeover laws; (d) any filings under the U.S. federal securities laws required by the Investor Rights Agreement; or (e) any filings or listing applications with the NYSE with respect to the issuance of the Forum Common Stock hereunder, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Body is required to be made or obtained by the Purchaser or Forum in connection with any of the execution, delivery or performance of this Agreement or the other Purchaser Documents by the Purchaser or Forum or the consummation by the Purchaser and Forum of any other transaction contemplated hereby and thereby, other than as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Purchaser Documents to which the Purchaser or Forum is, or will be, a party or to materially impair the Purchaser’s or Forum’s ability to perform its obligations under this Agreement or any other Purchaser Documents to which the Purchaser or Forum is, or will be, a party.
1.0eLitigation. Except as disclosed in the Forum SEC Documents filed or furnished prior to the date hereof, there are no actions, suits or proceedings pending or threatened in writing, or, to Forum’s knowledge, otherwise threatened against the Purchaser or Forum at law or in equity, or before or by any Governmental Body, which would have a Forum Material Adverse Effect.
1.0fCompliance with Laws. Except as disclosed in the Forum SEC Documents filed or furnished prior to the date hereof, (a) Forum and its Subsidiaries hold and are and have been in compliance, in all material respects, with all material Permits necessary for Forum and its Subsidiaries to own, lease and operate its properties and to carry on its business as presently conducted; (b) no proceeding is pending or, to the knowledge of Forum, threatened, relating to the suspension, cancellation, revocation, nonrenewal or modification of any material Permit which is necessary for Forum or any its Subsidiaries to own, lease and operate its properties and to carry on its business as presently conducted; (c) Forum and its Subsidiaries are in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently operated; and (d) neither Forum, its Subsidiaries nor any of Forum’s executive officers has, since December 31, 2021, received, nor, to the knowledge of Forum, has any event occurred that would be reasonably expected to result in, any notice, order, complaint or other communication from any Governmental Body that Forum or such Subsidiary of Forum is not in compliance in any material respect with any Law applicable to it.
1.0gForum SEC Documents; Forum Financial Statements; Internal Controls.
(i)Forum has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy statements and other documents required to be filed or furnished by it, including all amendments thereto, with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, but, solely for purposes of qualifying any other representations and warranties in this Article VI, excluding any disclosures set forth in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein, the “Forum SEC Documents”). The Forum SEC Documents, as of their respective effective dates (in the case of the Forum SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Forum SEC Documents), or, if amended, as finally amended, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Forum SEC Documents, and none of the Forum SEC Documents as of such respective dates (A) in the case of any registration statement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Forum SEC Documents other than registration statements, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Forum SEC Documents. To the knowledge of Forum, none of the Forum SEC Documents is the subject of ongoing SEC review or investigation. To the knowledge of Forum, except in connection with the Transactions, the Transaction Documents, the Debt Financing and the amendment of the Forum ABL, or the announcement of any of the foregoing, no event has occurred as of the date hereof that would require the filing of a Current Report on Form 8-K as a Forum SEC Document that has not been so filed.
(ii)The financial statements of Forum included in the Forum SEC Documents, including all notes and schedules thereto (the “Forum Financial Statements”), (i) complied, or, in the case of Forum SEC Documents filed after the date of this Agreement, will comply, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the published rules and regulations of the SEC with respect thereto in all material respects, (ii) were, or, in the case of Forum SEC Documents filed after the date of this Agreement, will be, prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and (iii) fairly present in all material respects in accordance with the applicable requirements of US GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Forum and its consolidated Subsidiaries as of their respective dates and their respective consolidated results of operations and cash flows for the periods presented therein.
(iii)Forum has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act). The disclosure controls and procedures of Forum are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including policies and procedures that ensure that all material information required to be disclosed by Forum in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and principal financial officer of Forum have evaluated the effectiveness of Forum’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Forum SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and such disclosure controls and procedures were effective at the reasonable assurance level as of Forum’s most recently completed fiscal quarter.
(iv)Forum has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of Forum’s financial reporting and the preparation of Forum’s financial statements for external purposes in accordance with US GAAP. Forum has disclosed, based on its most recent evaluation of its internal control over financial reporting, to Forum’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting which would reasonably be expected to adversely affect Forum’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Forum’s internal control over financial reporting. As of the date hereof, and except as disclosed in Forum SEC Documents, Forum has not become aware of, or been advised by its independent auditors of, any material weakness in the design or operation of internal control over financial reporting utilized by Forum.
(v)Since December 31, 2021, the principal executive officer and principal financial officer of Forum have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Forum or its officers have received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Forum SEC Document filed with the SEC prior to the date of this Agreement, Forum has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.
1.0hAbsence of Undisclosed Liabilities. Except as disclosed in the Forum SEC Documents filed or furnished prior to the date hereof, none of Forum or any Subsidiary of Forum has any liability of the type and kind that would be required to be reported on a consolidated balance sheet in accordance with US GAAP, other than liabilities (i) that are set forth or reflected on the Forum Financial Statements or disclosed in the notes thereof, (ii) which have been incurred in the ordinary course of business after the date of the Forum Financial Statements (none of which is a liability for breach of contract, tort, violation of law, infringement or misappropriation) or under the Forum ABL, (iii) arising under any Forum Material Contract (none of which is a liability for breach thereof), (iv) incurred directly in connection with the Transactions or the Debt Financing or (v) which would not individually or in the aggregate, reasonably be expected to be material to Forum and its Subsidiaries, taken as a whole.
1.0iListing Exchange. The Forum Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE. The issuance of the Forum Common Stock pursuant to this Agreement does not contravene any NYSE rules and regulations, and Forum is in compliance in all material respects with the rules and regulations of the NYSE. Forum has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Forum Common Stock under the Exchange Act or delisting the Forum Common Stock from the NYSE, nor since January 1, 2023 has Forum received any notification that the SEC or the NYSE is contemplating terminating such registration or listing.
1.jNo Stockholder Approval. The issuance and delivery by Forum of the Closing Stock Consideration does not require any vote or other approval of any holder of Forum Capital Stock.
1.kForm S-3. As of the date hereof, Forum is eligible to register the shares of Forum Common Stock comprising the Closing Stock Consideration for resale under a Registration Statement on Form S-3 promulgated under the Securities Act.
1.lRegistration Rights. There are no contracts, agreements or understandings between Forum and any Person granting such Person the right to require Forum to file a registration statement under the Securities Act with respect to any Forum Capital Stock owned or to be owned by such Person.
1.mAuditor Independence. Deloitte & Touche LLP, who have certified certain financial statements of Forum and its Subsidiaries and whose report appears as part of the most recent Annual Report of Forum on Form 10-K, are independent public accountants as required by the Securities Act and the Public Company Accounting Oversight Board.
1.nNo Material Adverse Effect. Since the date of the Forum Financial Statements, there has not occurred any Forum Material Adverse Effect.
1.oMaterial Contracts.
(i)Schedule 6.15, together with the contracts identified on the list of exhibits to the Forum SEC Documents, sets forth, as of the date hereof, any contracts (other than the Transaction Documents) that would be required to be filed by Forum as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Exchange Act (the “Forum Material Contracts”).
(ii)Each Forum Material Contract is in full force and effect, and is a legal, valid and binding obligation of Forum or a Subsidiary of Forum, as applicable, which is party thereto, and, to the knowledge of Forum, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to the Bankruptcy Exceptions. None of Forum or any of its Subsidiaries (as applicable) is in material default under any Forum Material Contract, and, to the knowledge of Forum, no other party to any Forum Material Contracts is in material default thereunder. No event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default on the part of Forum or a Subsidiary of Forum or, to the knowledge of Forum, any other party under any Forum Material Contract. No party to any Forum Material Contract has exercised any termination rights with respect thereto and no party has given written notice of or otherwise indicated in writing any material dispute with respect to any Material Contract.
1.pState Takeover Statute. The actions of the Board of Directors of Forum and the Board of Directors of the Purchaser in approving this Agreement, the other Transaction Documents and the Transactions are sufficient to render inapplicable to this Agreement, the other

Transaction Documents and the Transactions any state takeover laws. There is no stockholder rights plan in effect, to which Forum is a party or otherwise bound.
1.qTaxes.
(i)All income and other material Tax Returns required to be filed by Forum and its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by Forum and its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid or adequate reserves in respect thereof have been established on the Forum Financial Statements in accordance with US GAAP. Forum and its Subsidiaries have timely withheld and paid all material Taxes required to be withheld and paid by them and have complied in all material respects with all related information reporting and record retention requirements.
(ii)There is no outstanding claim, assessment or deficiency against Forum or its Subsidiaries for any material Taxes that has been asserted in writing by any taxing authority of a Governmental Body, other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Forum Financial Statements in accordance with US GAAP. There are no audits, litigations or other proceedings with respect to Taxes pending or threatened in writing against Forum or any of its Subsidiaries.
(iii)Neither Forum nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Forum or any of its Subsidiaries) or has any liability for Taxes of any Person (other than Forum or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.
(iv)There are no Liens for Taxes on any of the material assets of Forum or any of its Subsidiaries other than Liens for Taxes not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established on the Forum Financial Statements.
(v)Neither Forum nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (each within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(vi)Neither Forum nor any of its Subsidiaries is a party to, has any obligation under or is bound by any material Tax allocation, Tax sharing, Tax indemnity, or similar arrangement, understanding or agreement pursuant to which it will have any potential material liability to any Person after the Closing Date (excluding (i) any contract or arrangement solely between or among Forum and/or any of its Subsidiaries, and (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax).
(vii)Purchaser is a resident of Canada for purposes of the Income Tax Act.
1.rBrokerage. Other than the fees payable by Forum to Goldman, Sachs & Co., no Person is entitled to any brokerage commissions, finders’ fees, financial advisor’s fee or similar commission, fee or compensation, contingent or otherwise, in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Purchaser or Forum.
1.sInvestment Company Act. Neither Forum nor any of its Subsidiaries is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
1.tInvestment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.
1.uSufficiency of Funds. The Purchaser will have, at the Closing, funds sufficient to (a) pay the Closing Cash Amount, (b) pay any and all fees and expenses required to be paid by the Purchaser pursuant to this Agreement and (c) satisfy all of the other payment obligations of the Purchaser contemplated hereunder.
1.vNo Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI (AS MODIFIED BY THE PURCHASER DISCLOSURE SCHEDULES) AND IN THE PURCHASER DOCUMENTS, NEITHER THE PURCHASER NOR FORUM NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASER OR FORUM, AND THE PURCHASER AND FORUM EACH DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE PURCHASER OR FORUM OR ANY OF ITS OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.
Article 7

PRE-CLOSING COVENANTS
1.0aConduct of the Business of the Company Group.
(i)From the date hereof until the Closing or the earlier termination of this Agreement, except (i) as otherwise expressly provided in this Agreement or in connection with the Transactions, (ii) as may be necessary upon the occurrence of any emergency or other similar contingency in order to prevent imminent bodily harm, material environmental damage or material loss of any properties or assets of the Company Group; provided that the Company shall provide written notice thereof to the Purchaser as soon as practicable, (iii) as set forth on Schedule 7.01, (iv) as required by Law, any Governmental Body or any Permit or (v) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), (x) the Company shall, and shall cause each other member of the Company Group to, conduct the respective businesses of the Company Group in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to (1) preserve substantially intact the Company Group’s business organizations and assets; (2) keep available the services of the current officers of the Company Group and other employees and individual independent contractors of the Company Group with annual compensation greater than $150,000 individually; and (3) preserve the current relationships of the Company Group with Top Customers and Top Suppliers the loss of which would be material to the Company Group and other Persons with which the Company Group has significant business relations; and (y) the Company shall not, and shall cause each other member of the Company Group not to:

(1)(A) amend the respective Organizational Documents of the members of the Company Group in any manner or (B) split, combine, subdivide or reclassify the Capital Stock or other equity interests of any member of the Company Group or effect any other similar transaction to change the Company Group’s capital structure;
(2)except to the extent required under the terms of any Company Group Plan or any Company Options and Stock Award Agreements outstanding on the date hereof, issue, grant, sell, pledge, transfer, dispose of or otherwise subject to any Liens (other than Permitted Securities Liens) (i) any Capital Stock or other equity interests of the Company Group, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any equity or ownership interests of the Company, or (iii) any appreciation rights, phantom stock, interests in the ownership or earnings of the Company Group or similar rights;
(3)except to the extent required under the terms of any Company Options and Stock Award Agreements outstanding on the date hereof, (A) redeem, purchase or otherwise acquire, directly or indirectly, any outstanding Common Shares or other equity interests of any member of the Company Group, other than any redemption, purchase or other acquisition by one member of the Company Group of the equity interests of another member of the Company Group that is a wholly owned Subsidiary, or (B) declare, set aside, make or pay any non-cash dividend or make any other non-cash distribution to any Person other than to the Company or any of its wholly owned Subsidiaries;
(4)except as may be required by applicable Law or the terms of any Company Group Plan in effect on the date of this Agreement, (A) grant to any employee or independent contractor of the Company Group any increase in compensation (including any new bonus, incentive or severance arrangement) or other benefits, except for any increase that results from a pay increase, promotion, or bonus made to an employee or independent contractor earning less than $150,000 on an annualized basis in the ordinary course of business; (B) materially amend any Company Group Plan or establish any material Employee Benefit Plan that would be a Company Group Plan if it was in effect on the date hereof; (C) pay, loan or advance any amount to, any employee, officer, individual independent contractor or manager of the Company Group or (D) grant any severance or termination pay, equity or equity-based compensation, change in control, retention or similar bonus, or loan or advance any money to any employee or other individual service provider of the Company Group (other than the payment of any severance or termination pay in accordance with the terms of any Company Group Plan providing for such payment in effect as of the date hereof);
(5)hire or terminate (other than for cause) any officer, director, employee or independent contractor, or enter into any employment agreement or independent contractor agreement, with an annualized compensation greater than $150,000;
(6)(A) amend, modify or consent to the termination of (except for a termination resulting from the expiration of a contract in accordance with its terms) any Material Contract, (B) waive any material rights of the Company Group thereunder, or (C) except in the ordinary course of business consistent with past practice (including with respect to renewals), enter into any contract that would be a Material Contract if entered into prior to the date hereof;
(7)directly or indirectly acquire any business line or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or any material amount of assets, or enter into any joint venture, strategic alliance or similar contract or arrangement;
(8)sell, assign, license, transfer, convey or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of the properties or assets of the Company

Group, in each case, with a value in excess of $100,000 individually, or $250,000 in the aggregate, except for (A) sales of inventory in the ordinary course of business consistent with past practice or (B) sales, leases or other transfers between and among the Company and its wholly owned Subsidiaries;
(9)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;
(10)(A) incur any Indebtedness other than Payoff Debt in the ordinary course of business consistent with past practice; (B) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in each case under this clause (B) other than in the ordinary course of business consistent with past practice with a term not greater than 364 days and involving amounts not greater than $50,000 in the aggregate; provided that any such amounts shall be included as Indebtedness in the calculation of Closing Cash Amount; or (C) make any loans or advances to any Person other than in the ordinary course of business consistent with past practice involving amounts not greater than $50,000 in the aggregate or in the ordinary course of business consistent with past practice with respect to deposits under Contracts with suppliers;
(11)except in accordance with the capital budget of the Company Group set forth on Schedule 7.01, commit to make any single capital expenditure in excess of $50,000 or capital expenditures in excess of $200,000 in the aggregate;
(12)enter into any lease of real or personal property or any renewals thereof involving a term of more than six months or rental obligation exceeding $50,000 per year in any single case (other than any renewals in the ordinary course of business);
(13)enter into any collective bargaining agreement with any labor organization;
(14)pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement or incurred since the date of this Agreement in the ordinary course of business consistent with past practice;
(15)cancel, compromise, waive or release any right or claim of material value;
(16)permit the lapse of any existing policy of insurance relating to the business or assets of the Company Group except where such policy is replaced by a comparable policy (provided, that such lapse does not result in a material gap in coverage of the assets or operations of the Company Group);
(17)permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company Group;
(18)accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, materially reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(19)commence or settle any claim, action, suit, inquiry, proceeding, demand, audit or investigation by or before any Governmental Body, or any other arbitration, mediation or similar proceeding;
(20)make any change in any accounting policy, other than changes required as a result of changes in ASPE or applicable Law;
(21)except in the ordinary course of business, (A) amend any material income Tax Return, (B) change any material Tax election, (C) change any material method of Tax accounting or (D) settle any claim or assessment in respect of a material amount of Tax;
(22)take any action (or omit to take any action) if such action (or omission) would reasonably be expected to cause any of the conditions set forth in Article III not to be satisfied by the Outside Date;
(23)make any “investments” (as defined for purposes of section 212.3 of the Income Tax Act) in any corporation that is a “foreign affiliate” (as defined for purposes of the Income Tax Act) of the Company and/or any other member of the Company Group (including, for greater certainty, an indirect investment described in paragraph 212.3(10)(f) of the Income Tax Act), other than in the ordinary course of business consistent with past practice and not in excess of $1,000,000 in the aggregate;
(24)enter into any new line of business; or
(25)announce an intention, enter into any formal or informal agreement, or otherwise commit or agree to take any action described in this Section 7.01(a).
1.0bConduct of the Business of Forum and its Subsidiaries.
(i)From the date hereof until the Closing or the earlier termination of this Agreement, except (i) as otherwise expressly provided in this Agreement or in connection with the Transactions or the Debt Financing, (ii) as may be necessary upon the occurrence of any emergency or other similar contingency in order to prevent imminent bodily harm, material environmental damage or material loss of any properties or assets of Forum or any of its Subsidiaries; provided that Forum shall provide written notice thereof to the Sellers’ Representative as soon as practicable, (iii) as set forth on Schedule 7.02, (iv) as required by Law, any Governmental Body or any Permit or (v) as consented to in writing by the Sellers’ Representative (such consent not to be unreasonably withheld, delayed or conditioned), (x) Forum shall, and shall cause each of its Subsidiaries (including the Purchaser) to, conduct the respective businesses of Forum and its Subsidiaries in the ordinary course of business consistent with past practice, including by using use commercially reasonable efforts to preserve substantially intact their business organizations and assets; and (y) Forum shall not, and shall cause each of its Subsidiaries (including the Purchaser) not to:
(1)amend its Organizational Documents in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to perform their obligations under this Agreement or any of the other Transaction Documents or to satisfy any of the conditions to or the consummation of the Transactions or (b) adversely affect (1) the economic benefits to be obtained by the Sellers or the Option Holders or (2) the terms of the Forum Common Stock in any material respect;
(2)issue, grant, sell, pledge, transfer, dispose of or otherwise subject to any Liens (other than Permitted Securities Liens) (i) any Forum Capital Stock or other equity interests of any Subsidiary of Forum, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any equity or ownership interests of Forum, or (iii) any appreciation rights, phantom stock, interests in the ownership or earnings of Forum or any Subsidiary of Forum or similar rights, in each case, other than (A) issuances, transfers or dispositions by a direct or indirect wholly owned Subsidiary of Forum of equity securities to such Person’s parent or any other direct or indirect wholly owned Subsidiary of Forum, (B) grants under the Forum Equity Plan in the ordinary course of business consistent with past practice (including as to timing, amount and purpose of each such issuance) or (C) issuances of Forum Common Stock through one or more public or private offerings or other transactions of up to five percent (5%) of the shares of Forum Common Stock issued and outstanding as of the date of this Agreement, in the aggregate;
(3)other than (x) the Debt Financing or (y) any borrowings permitted under the Forum ABL as in effect on the date hereof, (A) incur any indebtedness for borrowed money in excess of $10,000,000, (B) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person involving consideration in excess of $10,000,000 or (C) incur any indebtedness for borrowed money which, if the Seller Loan Agreement is entered into, would rank senior or pari passu in right of payment to the Seller Loans or be secured by the assets of Forum or any Subsidiary of Forum on a pari passu or senior basis to the liens granted to secure the Seller Loans;
(4)(A) redeem, purchase or otherwise acquire, directly or indirectly, any outstanding Forum Capital Stock or other equity interests of Forum or a Subsidiary of Forum, other than any redemption, purchase or other acquisition by Forum or a Subsidiary of Forum of the equity interests of a Subsidiary of Forum that is a wholly owned Subsidiary or (B) declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of the Forum Capital Stock or any Subsidiary of Forum that is not a wholly owned Subsidiary;
(5)merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;
(6)split, combine, subdivide or reclassify the Forum Common Stock or effect any other similar transaction;
(7)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Forum or the Purchaser;
(8)make any change in any accounting policy, other than changes required as a result of changes in US GAAP or applicable Law;
(9)except in the ordinary course of business, (A) amend any material income Tax Return, (B) change any material Tax election, (C) change any material method of Tax accounting or (D) settle any claim or assessment in respect of a material amount of Tax;
(10)take any action (or omit to take any action) if such action (or omission) would reasonably be expected to cause any of the conditions set forth in Article III not to be satisfied by the Outside Date; or
(11) announce an intention, enter into any formal or informal agreement, or otherwise commit or agree to take any action described in this Section 7.02(a).

1.0cPurchaser Access to Books and Records.
(i)Promptly following the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the business and operations of the Company Group, that are in the possession of or under the control of the Company Group. Following the Closing Date, no Seller shall retain in its possession or under its control, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the business and operations of the Company Group; provided, however, that each Seller shall be entitled to retain copies of the foregoing (i) to comply with their respective bona fide internal record retention policies, (ii) for purposes of preservation in connection with any litigation or legal or regulatory proceeding or (iii) that are stored on any server or other storage media maintained by or on behalf of a Seller that cannot be deleted (including any “cloud” storage platform). If, notwithstanding the foregoing, any Seller discovers following the Closing Date that it is in possession of or has under its control any such items, subject to the permitted retention provided in the preceding sentence, such Seller shall (x) deliver to the Purchaser any such items and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.
(ii)From the date hereof until the Closing or the earlier termination of this Agreement, the Company shall, and shall cause its controlled Affiliates to, consistent with applicable Law, provide the Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, facilities, properties, assets, financial information, employees, books and records, contracts or documents of or regarding the Company Group to the extent permissible under applicable Law and to the extent such access does not jeopardize the health and safety of any employee of the Company Group; provided, that such access does not unreasonably interfere with the normal operations of the Company Group; provided, further, that all requests for access shall be directed to Jamie Olson and Elise Robertson (as representatives for the Company) or such other person(s) as they may designate from time to time (each such person, an “Authorized Representative”); and provided, further, that such access shall not extend to any (a) environmental sampling or testing or invasive, intrusive or subsurface investigation, (b) trade secrets or other competitively sensitive information or (c) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided, that, the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege). Neither the Company nor the Sellers make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.03(b), and the Purchaser may not rely on the accuracy of any such information, in each case, other than the representations and warranties expressly set forth in Article IV and Article V, subject to the exceptions and matters set forth in the Company Disclosure Schedules. The information provided pursuant to this Section 7.03(b) will be used solely for the purpose of effecting the Transactions, and will be governed by all the terms and conditions of the Confidentiality Agreement. The Purchaser agrees to indemnify the Sellers for any and all losses for property damage or physical injury incurred by the Sellers or their Affiliates to the extent caused by the Purchaser or its Authorized Representatives as a result of any access granted to the Purchaser or its Affiliates pursuant to this Section 7.03(b).

1.0dExclusive Dealing.
(i)During the period from the execution of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither the Sellers nor the Company shall take any action to initiate or engage in discussions or negotiations with, or provide any Evaluation Material (as defined in the Confidentiality Agreement) to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving the Company Group (each, an “Acquisition Transaction”) (other than assets and services sold in the ordinary course of business).
(ii)Upon the execution and delivery of this Agreement, the Company shall, and shall cause its controlled Affiliates and its and its controlled Affiliates’ respective directors, partners, officers, managers, employees, agents and advisors to, cease and terminate immediately any existing discussions or negotiations with or the provision of information to any Person (other than the Purchaser and its Affiliates and representatives) with respect to or in furtherance of any Acquisition Transaction, including terminating any data room access (or other diligence access) of each such Person, and shall request the prompt return or destruction of all confidential information furnished with respect to any Acquisition Transaction during the 12-month period prior to the date of this Agreement.
1.0eEfforts. On the terms and subject to the conditions of this Agreement, each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing). In furtherance of the foregoing but subject to and without limiting Section 7.15, each of the parties shall (a) use reasonable best efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to the parties required for the consummation of the Transactions, (b) reasonably coordinate and cooperate with the other party in exchanging such information and providing such assistance as the other party may reasonably request in connection with all of the foregoing and (c) supply promptly any additional information and documentary material that may be requested in connection with such filings, make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith, and take all actions necessary to obtain all required clearances.
1.0fContact with Business Relations. Except as permitted by Section 7.03(b), the Purchaser shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee, customer, supplier, distributor or other material business relation of the Company Group prior to the Closing without the prior written consent and coordination of an Authorized Representative (not to be unreasonably delayed, conditioned or withheld).
1.0gContinuing Confidentiality. Each of Forum and the Company shall remain bound by that certain letter agreement, dated as of June 2, 2023, by and between Forum and the Company (the “Confidentiality Agreement”).
1.0hConsents. Purchaser acknowledges that the consents to the Transactions set forth on Schedule 7.08 have not been obtained as of the date hereof and may not be obtained prior to the Closing. At Purchaser’s written request prior to the Closing, the Sellers and the Company shall use commercially reasonable efforts to cooperate with Purchaser to obtain such consents prior to the Closing.
1.0iAccess and Investigation; Non-Reliance. Each of Forum and the Purchaser acknowledges and agrees that each of Forum, the Purchaser and their respective representatives

(i) have had access to and the opportunity to review all of the documents in the “Project Bobcat” data room maintained by Tudor, Pickering, Holt & Co. Securities – Canada, ULC on behalf of the Company and (ii) has been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Company Group for purposes of conducting a due diligence investigation with respect thereto. Each of Forum and the Purchaser acknowledges and agrees that Forum, the Purchaser and each of their respective Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group, and any of their respective joint ventures and businesses, and, in making its determination to proceed with the Transactions, each of Forum, the Purchaser and their respective Non-Recourse Parties (1) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company and the Sellers expressly and specifically set forth in Article IV and Article V, respectively, subject to the exceptions and matters set forth in the Company Disclosure Schedules, and (2) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Sellers or any of their respective Non-Recourse Parties as to any matter concerning the Company Group or any of its joint ventures or businesses or in connection with this Agreement or the Transactions, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Forum, the Purchaser or any of their respective Non-Recourse Parties in connection with this Agreement or the Transactions (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to Forum, the Purchaser or any of their respective Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”).
1.jTakeover Statutes. If any takeover law may become, or may purport to be, applicable to the Transactions, each of the Sellers, Company, Forum and the Purchaser shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
1.kStock Exchange Listing. Prior to the Closing, Forum shall cause the Closing Stock Consideration to be listed on the NYSE, subject to official notice of issuance. Prior to the Closing, Forum shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to the Closing Stock Consideration in accordance with the requirements of the NYSE. Forum shall cause the NYSE Listing Application to be approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE).
1.lR&W Policy. The Purchaser shall obtain and bind the R&W Policy as of the date hereof. The Purchaser shall cause the R&W Policy to expressly provide that (i) the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation, contribution, or other rights against the Sellers or any of their Affiliates and/or any of their respective Non-Recourse Parties, except in the case of losses resulting from Fraud by such Person, (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) the Sellers, their Affiliates and their respective Non-Recourse Parties are express third-party beneficiaries of the foregoing waiver of subrogation, and (iv) such subrogation and beneficiaries provisions in the R&W Policy shall not be amended, modified, or otherwise changed in a manner adverse to the Sellers, their Affiliates and their respective Non-Recourse Parties without the prior written consent of the Company, or, from and after the Closing, the Sellers’ Representative. From and after the date hereof, the Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate, or waive any term or condition of the R&W Policy in a manner inconsistent with the immediately preceding sentence. The Sellers and the Company shall use commercially reasonable efforts to facilitate the obtaining and binding of the R&W Policy by the Purchaser, including without limitation by consenting to the sharing of information, accommodating reasonable requests for diligence information and similar actions. The Purchaser is solely responsible for all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission and other fees and expenses of such policy, including the retention.
1.mAcknowledgement by the Parties.
(i)Each of Forum and the Purchaser acknowledges and agrees that the representations and warranties of the Sellers specifically set forth in Article IV and of the Company specifically set forth in Article V, subject to the exceptions and matters set forth in the Company Disclosure Schedules, and in the certificate delivered pursuant to Section 3.01(c), constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company, the Sellers or any of their respective Non-Recourse Parties as to any matter concerning the Company Group or any of its businesses or in connection with this Agreement or the Transactions, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Forum, the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the Transactions (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to Forum, the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Sellers and each of their respective Non-Recourse Parties. Each of Forum and the Purchaser acknowledges and agrees that each of Forum, the Purchaser and its Non-Recourse Parties have only relied, and will only rely, on the representations and warranties of the Sellers specifically set forth in Article IV and of the Company specifically set forth in Article V, respectively, subject to the exceptions and matters set forth in the Company Disclosure Schedules, and in the certificate delivered pursuant to Section 3.01(c). Each of Forum, the Purchaser and its Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any representations, warranties or statements (including by omission) other than those of the Sellers specifically set forth in Article IV and of the Company specifically set forth in Article V, respectively, subject to the exceptions and matters set forth in the Company Disclosure Schedules, and in the certificate delivered pursuant to Section 3.01(c), and none of Forum, the Purchaser or any of its Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any other such representations, warranties or statements (including by omission) on any basis or legal theory whatsoever (whether in contract or tort, at law or in equity, on public policy grounds, under any Law, on the basis of “unjust enrichment” or otherwise). Without in any way limiting the generality of the foregoing, each of Forum and the Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that each of Forum and the Purchaser is familiar with such uncertainties, that Forum, the Purchaser and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) Forum, the Purchaser and its Non-Recourse Parties in connection with the Transactions (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Company or the Sellers made herein be imputed to, or deemed to have been made by, any other Person.
(ii)Each Seller and the Company acknowledges and agrees that the representations and warranties of the Purchaser and Forum specifically set forth in Article VI, subject to the exceptions and matters set forth in the Purchaser Disclosure Schedules, and in the certificate delivered pursuant to Section 3.02(c), constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Purchaser, Forum or any of their respective Non-Recourse Parties as to any matter concerning the Purchaser or Forum or any of their respective businesses or in connection with this Agreement or the Transactions, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) any Seller, the Company or any of their respective Non-Recourse Parties in connection with this Agreement or the Transactions and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Purchaser, Forum and each of their respective Non-Recourse Parties. Each Seller and the Company acknowledges and agrees that each of such Seller, the Company and their respective Non-Recourse Parties have only relied, and will only rely, on the representations and warranties of the Purchaser and Forum specifically set forth in Article VI, subject to the exceptions and matters set forth in the Purchaser Disclosure Schedules, and in the certificate delivered pursuant to Section 3.02(c). Each of the Sellers, the Company and their respective Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any representations, warranties or statements (including by omission) other than those of the Purchaser and Forum specifically set forth in Article VI, subject to the exceptions and matters set forth in the Purchaser Disclosure Schedules, and in the certificate delivered pursuant to Section 3.02(c), and no Seller, the Company or any of their respective Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any other such representations, warranties or statements (including by omission) on any basis or legal theory whatsoever (whether in contract or tort, at law or in equity, on public policy grounds, under any Law, on the basis of “unjust enrichment” or otherwise). Under no circumstances shall any of the representations and warranties of the Purchaser or Forum made herein be imputed to, or deemed to have been made by, any other Person.
1.nAntitrust Notification.
(i)The Purchaser shall, as promptly as practicable, and in any event within ten (10) Business Days following the execution and delivery of this Agreement, file a request for an Advance Ruling Certificate or, in the alternative, a No Action Letter in respect of the Transactions; and, upon the request in writing by the Purchaser or the Company, each of the Purchaser and the Company shall file a notification pursuant to section 114(1) of the Competition Act as promptly as practicable, and in any event within ten (10) Business Days following such request by the Purchaser or the Company, as the case may be, provided that the Purchaser or the Company, as the case may be, shall not make such request prior to fifteen (15) Business Days after filing the request for an Advance Ruling Certificate. The Purchaser shall file with any other Governmental Body, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, any other filings (including any pre-notification draft), reports, information and documentation as may be required for the Transactions pursuant to any Other Antitrust Regulations.
(ii)Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Competition Act and any

Other Antitrust Regulations, including (A) keeping each other reasonably informed as to the status of the proceedings related thereto Competition Act Approval, (B) providing each other with advanced copies of and reasonable opportunity to comment on all filings, submissions, notices, information, documentation and material correspondence (including emails) submitted to or filed with any Governmental Body, (C) incorporating the reasonable suggestions made by the other party and their external legal counsel, and (D) promptly providing to each other copies of all filings, submissions, notices, information, documentation, material correspondence (including emails) and requests received from any Governmental Body; notwithstanding this obligation, any filings, submissions, notices, information, documentation, material correspondence or requests to be provided pursuant to this Section 7.14(b) that are, in the reasonable view of the providing party, competitively sensitive, may be provided only to the external legal counsel and/or external experts of the other party.
(iii)Neither the Purchaser nor the Sellers shall engage in any meetings or material discussions with any Governmental Body in respect of the Competition Act Approval without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the Governmental Body, the opportunity for such other party and/or their external legal counsel to attend and participate.
(iv)No party to this Agreement shall extend or consent to any extension of any applicable waiting or review period, or enter into any agreement with a Governmental Body to delay completion of the Transaction without obtaining the prior written consent of the other party (such consent not to be unreasonably withheld).
(v)The Purchaser shall be responsible for all filing fees payable in connection with the filings described in this Section 7.14.
(vi)Notwithstanding anything in this Agreement to the contrary, Purchaser shall take, or cause to be taken, all other action and do all other things necessary, proper or advisable to obtain any clearance required under the Competition Act or any Other Antitrust Regulations so as to enable the parties to close the Transactions as promptly as practicable, including proposing, negotiating, agreeing to and effecting, any remedy or undertaking whatsoever that may be necessary in order to obtain any clearance required under the Competition Act or any Other Antitrust Regulations by the Outside Date. Purchaser shall not take, or cause to be taken, any action that could reasonably be expected to increase the risk of hindering or delaying any clearance required under the Competition Act or any Other Antitrust Regulations. Notwithstanding the foregoing, the Purchaser shall not be required to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any clearance required under the Competition Act or any Other Antitrust Regulations that would reasonably be expected to have a material adverse impact on either (i) Forum and its Subsidiaries, taken as a whole and without giving effect to the consummation of the Transactions, or (ii) the Company and its Subsidiaries, taken as a whole.
1.oFinancing Cooperation and Efforts.
(i)Prior to the Closing, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective controlled Affiliates and representatives to use commercially reasonable efforts to, provide such timely assistance with Forum’s efforts to arrange and obtain financing, including the Debt Financing, in connection with the Transactions as is reasonably requested by Forum, including (i) providing customary documents and financial information regarding the Company Group thereof as may be reasonably requested by Forum or necessary for Forum or its representatives to prepare all pro forma financial statements necessary in connection with the Debt Financing or customarily included in offering documents for offerings of debt securities pursuant to Rule 144A under the

Securities Act, (ii) furnishing Forum and the Financing Sources promptly with all documentation and other information in respect of the Company Group that Forum or any Financing Source has reasonably requested in writing that is required in connection with such financing by any Governmental Body under applicable “beneficial ownership,” “know your customer” and sanctions or anti-money laundering rules and regulations, including the USA PATRIOT Act, (iii) assisting with the preparation of any definitive financing documents as may be reasonably requested by Forum, including by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company Group and (iv) cooperating with the due diligence of Financing Sources and their representatives in connection with the Debt Financing, to the extent customary and reasonable, including the provision of all such information reasonably requested with respect to the property and assets of the Company Group. Forum shall be permitted to disclose any information to (i) the Financing Sources subject to their confidentiality obligations under the Financing Documents and the definitive documentation evidencing the Debt Financing and (ii) otherwise to the extent reasonably necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements.
(ii)Forum shall, promptly upon request by Sellers, reimburse Sellers and their Affiliates and each of their respective representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 7.15, whether before or after date hereof (including attorney’s fees); and shall indemnify, defend and hold harmless Sellers and their Affiliates and each of their respective representatives from and against any and all liabilities or losses suffered by, incurred by, or asserted against such Persons arising from or in connection with the arrangement of any Debt Financing and/or the cooperation provided by such Persons pursuant to this Section 7.15 and any information utilized in connection therewith.
(iii)Notwithstanding anything in this Agreement to the contrary, in no event will any failure by Sellers or the Company to comply with this Section 7.15 (other than the proviso of Section 7.15(f)) be used by Forum or Purchaser as the basis to (A) terminate this Agreement, (B) assert the failure of any of Purchaser’s conditions to Closing to be satisfied or (C) assert any claim for Damages under this Agreement.
(iv)Forum shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries and its and their respective Affiliates and representatives to use commercially reasonable efforts to, take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to arrange, consummate and obtain a Debt Financing on or prior to the Closing Date. For the avoidance of doubt, in the event a Debt Financing is consummated, the Seller Loan Principal Amount will be zero. Such actions shall include, but not be limited to, using commercially reasonable efforts to negotiate, execute and deliver Financing Documents prior to the Closing Date. Notwithstanding the foregoing, nothing in this Agreement shall require Forum to consummate a Debt Financing on terms the Board of Directors of Forum or a duly authorized committee thereof determines are not acceptable.
(v)Forum and the Purchaser acknowledge that it is not a condition to the Closing or to any of their respective obligations under this Agreement that Forum or the Purchaser consummate a Debt Financing.
(vi)Forum shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective Affiliates and representatives to use their commercially reasonable efforts to, cooperate with Sellers to negotiate an intercreditor agreement, or an amendment to the Existing Intercreditor Agreement (as defined in the Forum ABL), with respect to the Seller Loan Agreement, the Existing Forum Notes and the Forum ABL in form and substance reasonably acceptable to Sellers; provided that the failure by Forum to comply with this Section 7.15(f) shall not be used by Sellers or the Company as a basis to (A) terminate this Agreement, (B) assert the failure of any of Sellers’ or the Company’s conditions to Closing to be satisfied or (C) assert any claim for damages under this Agreement, it being understood in such circumstances and assuming the Seller Loan Agreement is to be executed and delivered, Sellers and the applicable Option Holders shall instead execute a joinder to the Existing Intercreditor Agreement.
1.pPre-Closing Reorganization.
(i)Upon the request of the Purchaser, (A) the Purchaser, the Company and the Sellers’ Representative shall, and shall cause their respective representatives to, consult in good faith regarding any tax planning steps that may be beneficial to undertake in respect of the Purchaser’s acquisition of the Shares hereunder and (B) subject to Section 7.16(b), the Sellers and the Company shall use their commercially reasonable efforts to (i) cause any member of the Company Group to perform such reorganizations or other transactions as the Purchaser may request prior to the Closing Date, acting reasonably (a “Pre-Closing Reorganization”), and (ii) reasonably cooperate with the Purchaser and its advisors to determine the nature of any Pre-Closing Reorganization and the manner in which it would most effectively be undertaken. Any such Pre-Closing Reorganization shall occur as close to the Closing as reasonably possible.
(ii)None of the Company, any member of the Company Group, the Sellers or the Sellers’ Representative shall be obligated to consent to or participate in any Pre-Closing Reorganization if such Pre-Closing Reorganization, in the opinion of Seller’s Representative, acting reasonably, (i) can reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, the Sellers (or their direct or indirect owners) that are incrementally greater than the Taxes to which such party would be subject in connection with the sale of the Shares hereunder, including as a result of a transaction that would constitute a dissolution, liquidation or similar transaction of the Company for applicable Tax purposes, (ii) requires the Sellers to proceed with such Pre-Closing Reorganization absent any required consent of any third party, (iii) unreasonably interferes with the material operations of any member of the Company Group, (iv) requires the Sellers to contravene any contact, regulatory approval or applicable Law or its Organizational Documents, or (v) would materially delay the Closing.
(iii)The Purchaser shall be responsible for all direct and indirect costs and expenses (including Taxes) associated with any Pre-Closing Reorganization to be carried out at its request and shall indemnify, defend, and hold harmless each member of the Company Group, their respective directors and officers and the Sellers (and their direct and indirect owners) to the fullest extent permitted by applicable Law from and against any losses, claims, damages, liabilities, costs, Taxes, judgments, fines, penalties, and amounts paid in settlement arising in connection with a Pre-Closing Reorganization; provided, however, that if the sale of the Shares hereunder does occur, the Purchaser shall only be responsible or liable in respect of Taxes pursuant to this Section 7.16(c) that are incrementally greater than the Taxes for which the applicable Person would have been subject in connection with the sale of the Shares hereunder. No Pre-Closing Reorganization shall be considered in determining whether a representation or warranty under this Agreement has been breached.
1.qTermination of Affiliate Arrangements. All contracts between a member of the Company Group, on the one hand, and any Seller or any Related Party of the Company Group, on the other hand, other than those set forth on Schedule 7.17, shall be terminated without any consideration or further liability and without the need for any further documentation, immediately prior to the Closing.
1.rTransaction Personal Information. Each party will comply with Privacy Laws in the course of collecting, using and disclosing Transaction Personal Information. The Purchaser will collect Transaction Personal Information prior to Closing only for purposes related to the Transactions and as is necessary to determine whether to proceed with such Transactions in connection with its investigations of the business of the Company Group, and, unless this Agreement is terminated as provided in this Agreement, for the completion of such Transactions. During the period between the execution of this Agreement and the Closing Date, the Purchaser will not disclose Transaction Personal Information to any Person other than to its representatives who are evaluating and advising on the Transactions. Following the Closing, the Purchaser will not use or disclose Transaction Personal Information except in accordance with applicable Privacy Laws. The Purchaser will protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure, as provided by Privacy Laws. The Purchaser will cause its representatives to observe the terms of this Section 7.18 and to protect and safeguard Transaction Personal Information in their possession. If any party terminates this Agreement as provided in this Agreement, the Purchaser will promptly deliver to the Company all Transaction Personal Information in its possession or in the possession of any of its representatives, including all copies, reproductions, summaries or extracts thereof.
Article 8

POST-CLOSING COVENANTS
1.0aPost-Closing Access to Books and Records.
(i)From and after the Closing, for a period of seven years after the Closing Date, the Purchaser shall, and shall cause the Company Group to, provide the Sellers’ Representative and its respective agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company Group with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees (if any) of each of the Purchaser, the Company Group and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose; provided, that (1) such access (a) does not unreasonably interfere with the normal operations of the Company Group, (b) is permissible under applicable Law and (c) does not jeopardize the health and safety of any employee of the Company Group; and that (2) nothing herein shall require the Purchaser or the Company Group to provide access to, or to disclose any information if such access or disclosure (x) would eliminate attorney-client privilege or an attorney work product legal privilege or (y) would be in violation of applicable Laws. Unless otherwise consented to in writing by the Sellers’ Representative, none of the Purchaser nor any member of the Company Group shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company Group relating to the purposes described in the immediately preceding sentence for any period prior to the Closing Date without first offering to surrender to the Sellers’ Representative (at the Seller Representative’s cost and expense) such books and records or any portion thereof which the Purchaser or any member of the Company Group may intend to destroy, alter or dispose of, in each case, to the extent such destruction, alteration or disposition is not in accordance with any applicable documentation retention or similar policy of the applicable member of the Company Group in effect at such time.
(ii)For a period of two years following the Closing Date, each Seller shall not, and shall cause its controlled Affiliates and shall direct the respective representatives of such Seller and its controlled Affiliates not to, disclose to any third party, any Company Group Confidential Information; provided, however, that such Seller or its controlled Affiliates may furnish such portion (and only such portion) of the Company Group Confidential Information as the Seller or such Affiliate, at the advice of legal counsel, reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Company Group Confidential Information in connection with any legal proceedings or under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body; (ii) to the extent legally permissible and reasonably practicable or except in the case of a request for information from regulators pursuant to a routine audit, it notifies the Purchaser of the existence, terms and circumstances surrounding such request and reasonably consults with the Purchaser on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to the disclosed Company Group Confidential Information. For purposes of this Agreement, “Company Group Confidential Information” consists of all information and data relating to the Company Group, other than data or information that is or becomes available to the public other than as a result of a breach of this Section 8.01(b) or that was independently developed by such Person without use or reference to Company Group Confidential Information or was in their rightful possession before the disclosure of the applicable Company Group Confidential Information to them. Notwithstanding the foregoing, such Seller and its respective controlled Affiliates may disclose Company Group Confidential Information in connection with disclosures of a general nature regarding general financial information, return on investment and similar information, including (A) in connection with communications to direct and indirect beneficial owners of interests in such Seller or any controlled Affiliate of such Seller and general marketing efforts, (B) in connection with communications to investors or prospective investors in private equity funds or investment funds managed by such Seller or its controlled Affiliates of information customarily provided thereto and (C) to comply with applicable Law or the rules and regulations of any governmental, regulatory or self-regulatory organization or stock exchange.
1.0bDirector, Manager and Officer Liability and Indemnification.
(i)Prior to or simultaneously with the Closing, the Company shall purchase from an insurance carrier with a comparable or better credit rating as the Company’s current insurance carrier with respect to directors’, managers’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”), which provides “side A, B and C directors and officers” insurance coverage, for each of the individuals who were officers, directors, managers or similar functionaries of the Company Group at or prior to the Closing (each, a “D&O Indemnified Party”) on terms in the aggregate no less favorable as the policy or policies maintained by the Company Group as of the date hereof for the benefit of such individuals for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing (except, for the avoidance of doubt, with respect to proceedings arising out of this Agreement and the Transactions and actions contemplated hereby) (such policies, the “D&O Tail Policies”); provided, that (x) the D&O Tail Policies shall be approved by the Purchaser, acting reasonably, and (y) fifty percent (50%) of the premium for the D&O Tail Policies shall be borne by the Sellers as a Transaction Expense and fifty percent (50%) of the premium for the D&O Tail Policies shall be borne by Forum or the Purchaser; provided further, that in no event shall such premium exceed an amount equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”), which Maximum Amount is set forth on Schedule 8.02(a). In the event that, but for the second proviso to the immediately preceding sentence, the premium for the D&O Tail Policies would exceed the Maximum Amount, the Company shall obtain the maximum amount of such insurance as is available for the Maximum Amount.
(ii)For a period of six years after the Closing, the Purchaser shall not, and shall not permit the Company Group to, amend, repeal or otherwise modify any provision in any member of the Company Group’s Organizational Documents relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the D&O Indemnified Parties shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 8.02(b) shall be binding on the Purchaser’s successors and assigns.
(iii)For a period of six years after the Closing, the Purchaser shall cause the Company Group to indemnify, defend, and hold harmless each of the D&O Indemnified Parties to the fullest extent permitted by applicable Law from and against any losses, claims, damages, liabilities, costs, judgments, fines, penalties, and amounts paid in settlement arising to the extent arising out or on account of such individual’s service as an officer, director, manager, or similar functionary of the Company Group.
(iv)The right to indemnification and the advancement and payment of expenses conferred in this Section 8.02 shall not be exclusive of any other right that a D&O Indemnified Party may have or hereafter acquire under any applicable Law, any provision of this Agreement, any agreement or vote of directors or otherwise. The Purchaser hereby acknowledges that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other entities or organizations (collectively, the “Other Indemnitors”). The Purchaser hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by the Company or any Other Indemnitor, whether pursuant to any Organizational Document, indemnification agreement or other document or agreement or pursuant to this Section 8.02 (any of the foregoing is herein an “Indemnification Agreement”), the Company (i) shall at all times, be the indemnitor of first resort (i.e., its obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a D&O Indemnified Party shall be secondary), (ii) shall at all times be required to advance the full amount of expenses incurred by a D&O Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (B) that the D&O Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Company must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement. The Purchaser hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against the Company. Each Other Indemnitor is an express third-party beneficiary of the Purchaser’s covenants and agreements in this Section 8.02.
(v)If the Company Group or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company Group shall assume all of the obligations set forth in this Section 8.02.

(vi)Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Company Group at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(vii)The obligations under this Section 8.02 shall not be terminated or modified in such claim, in a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each D&O Indemnified Party and his or her successors, assigns and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
1.0cFurther Assurances. From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, necessary to evidence and effectuate the Transactions.
Article 9

TERMINATION; SPECIFIC PERFORMANCE
1.0aTermination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:
(i)by mutual written consent of the Purchaser, on the one hand, and the Company, on the other hand;
(ii)by the Purchaser, on the one hand, or by the Company, on the other hand, by written notice to the other, upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of the Transactions, which order, decree, ruling or any other action shall have become final and non-appealable and which renders the conditions set forth in Section 3.03(b) or Section 3.03(c) incapable of being satisfied; provided, that no termination may be made under this Section 9.01(b) if the issuance of such order, decree, ruling or such other action has been primarily caused by the action or inaction of the terminating party;
(iii)by the Purchaser, on the one hand, or by the Company, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before April 30, 2024 (the “Outside Date”); provided, the Outside Date may be extended upon the mutual agreement of the Company and the Purchaser, and provided further, that no termination may be made under this Section 9.01(c) if the failure to close shall have been primarily caused by the action or inaction of the terminating party;
(iv)by the Purchaser, if the Purchaser is not then in material breach of this Agreement, by written notice to the Company, upon a breach of any covenant or agreement on the part of the Sellers or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.01(a) or Section 3.01(b) would not be satisfied; provided, that, if such breach is curable by the Company or the Sellers, the Purchaser may not terminate this Agreement under this Section 9.01(d);
(v)by the Company, if the Company and the Sellers, as applicable, are not then in material breach of this Agreement, by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.02(a) or Section 3.02(b) would not be satisfied; or provided, that, if such breach is curable by the Purchaser, the Company may not terminate this Agreement under this Section 9.01(e); or
(vi)by the Company or the Sellers, if (i) the conditions set forth in Section 3.01 and Section 3.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Company or the Sellers to the Purchaser), (ii) the Purchaser does not consummate the Transactions by the day and time the Closing is required to occur pursuant to Section 2.03, (iii) the Company has irrevocably confirmed in a written notice delivered to the Purchaser that the Sellers and the Company are ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing (such notice, a “Closing Failure Notice”), and (iv) the Purchaser has not consummated the Closing within two Business Days following the date on which such Closing Failure Notice is delivered to the Purchaser.
1.0bEffect of Termination. If this Agreement is terminated pursuant to Section 9.01, then this Agreement shall become void and of no further force and effect (other than Article I, the last sentence of Section 7.03, Section 7.07, Section 7.15(b), this Section 9.02, Section 9.03, Section 12.04, Section 12.05, Section 12.10, Section 12.13, Section 12.14, Section 12.16, Section 12.19 and Section 12.20, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any Willful Breach by such party (which damages, for the avoidance of doubt, shall include the benefit of the bargain (i.e., expectancy damages) lost by the Company or Sellers). For purposes of clarification, the parties hereto agree that if either party does not close the Transactions in circumstances in which all of the closing conditions in its favor have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a Willful Breach by it.
1.0cSpecific Performance.
(i)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including to cause the Transactions to be consummated, exclusively in the jurisdiction provided in Section 12.14 and all such rights and remedies at law or in equity may be cumulative.
(ii)The parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary (including any amounts payable pursuant to Section 9.02) damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. No party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.03 will be required to provide any bond or other security in connection therewith.
(iii)If, before the Outside Date, any party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (i) for the period during which such action is pending and until such action has been finally resolved by a non-appealable ruling by an arbitrator or court of competent jurisdiction in accordance with the terms hereof, plus 10 Business Days, or (ii) by such greater time period established by the court or arbitrator presiding over such action, as the case may be.
Article 10

NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES, OR PRE-CLOSING COVENANTS
1.0aNo Survival. None of the representations or warranties set forth in Article IV, Article V or Article VI shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing. None of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein.
1.0bExclusive Remedy; Release.
(i)From and after (a) the date hereof until the Closing, Forum’s and the Purchaser’s and their respective Non-Recourse Parties’ sole and exclusive remedy against the Company Group, the Sellers and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 9.01, Section 9.02 or Section 9.03 in accordance with the terms hereof, and (b) the Closing, Forum’s, the Purchaser’s and their respective Non-Recourse Parties’ (including the Company Group’s) sole and exclusive remedy against the Sellers and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including the Comprehensive Environmental Response Compensation and Liability Act, as amended, and other Environmental Laws), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 10.01 or for Fraud. In furtherance of the foregoing, from and after the Closing, each of Forum and the Purchaser hereby waives and releases, and shall cause its Subsidiaries and Non-Recourse Parties to waive and release, to the fullest extent permitted under applicable Law, the Company Group, the Sellers and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it (including after the Closing by or through any member of the Company Group) may have against the Company Group, the Sellers or their respective

Non-Recourse Parties relating (directly or indirectly) to the Company Group, the relationship of the Sellers and their respective Non-Recourse Parties with the Company Group, the Shares, this Agreement, the subject matter of this Agreement or the Transactions (including relating to any exhibit, schedule or document delivered hereunder), regardless of the legal theory under which right, claim or cause of action may arise (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law, on the basis of “unjust enrichment” or otherwise) and including any rights to rescission of the Transactions, other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 10.01 or for Fraud. The limits imposed on Forum’s the Purchaser’s and their respective Non-Recourse Parties’ remedies with respect to this Agreement and the Transactions (including this Section 10.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers or the Company hereunder. None of Forum, the Purchaser or any of their respective Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.
(ii)Effective as of the Closing Date, each Seller agrees and, from and after the Closing, shall cause its Subsidiaries and Non-Recourse Parties (collectively, the “Releasing Parties”) to irrevocably and unconditionally release and forever discharge the Purchaser, Forum and their respective Affiliates (including, from and after the Closing, the Company Group) and other Non-Recourse Parties (collectively, the “ Released Parties”) of and from any and all actions, causes of action, suits, actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which the Releasing Parties may have against any or all of the Released Parties, now or in the future, in each case in respect of any cause or matter:
(1)arising out of, or relating to, the organization, management or operation of the business of the Company Group relating to any matter, occurrence, action or activity on or prior to the Closing Date;
(2)relating to this Agreement and the Transactions;
(3)arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Purchaser Disclosure Schedules and exhibits hereto, the Transaction Documents, or in the certificate delivered pursuant to Section 3.02(c); and
(4)relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Company Group on or prior to the Closing Date.
(iii)Nothing in this Article X or Section 12.14 shall limit (1) a party’s right to seek and obtain specific performance of the other parties’ obligations hereunder in accordance with Section 9.03 or (2) a party’s right to bring a claim, or obtain recovery or other remedy, for Fraud.
Article 11

TAX MATTERS
1.0aTax Returns. The Purchaser, at its sole cost and expense, shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company Group for all Pre-Closing Tax Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date. With respect to each such Tax Return required to be filed (taking into account any applicable extensions of the due date of such Tax Return) after the Closing Date and before the date on which the Closing Cash Amount is finally determined pursuant to Section 2.05, (i) such Tax Return shall be prepared on a basis consistent with past practice (except to the extent required by applicable Law), (ii) the Purchaser shall, reasonably in advance of the due date of such Tax Return (taking into account any applicable extensions), deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Sellers’ Representative for its review and comment, and (iii) the Purchaser shall cause such Tax Return (as revised to incorporate the Sellers’ Representative’s reasonable comments) to be timely filed and provide a copy thereof to the Sellers’ Representative. Notwithstanding anything in this Agreement to the contrary, unless otherwise required by applicable Law, the Purchaser shall cause any Transaction Tax Deductions (or Tax attributes resulting from the Transaction Tax Deductions) to be deducted in the taxable period ending immediately before or on the Closing Date, as applicable, to the maximum extent allowed by applicable Law. The parties acknowledge that the Purchaser may, in its sole and absolute discretion, cause all (but not less than all) of the members of the Company Group that file Canadian income tax returns to make an election under subsection 256(9) of the Income Tax Act to have that subsection not apply to the taxation year of such members of the Company Group ending as a result of the Closing.
1.0bPre-Closing Portion of Straddle Period Taxes. To the extent it is necessary for purposes of this Agreement to determine the amount of any Tax items attributable to a Pre-Closing Tax Period (including the portion of any Straddle Period ending on and including the Closing Date), (a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company Group (and each partnership in which the Company Group is a partner) ended immediately on and including the Closing; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each period and (b) the amount of other Taxes of the Company Group for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such period. For purposes of any allocations, all Transaction Tax Deductions deducted on a Tax Return for a Straddle Period shall be allocated to the portion of the period that is a Pre-Closing Tax Period.
1.0cTransfer Taxes. Any transfer, sales, use, excise, stamp, documentary, filing or recordation, conveyance and similar Taxes applicable to, arising out of or imposed upon the Transactions (“Transfer Taxes”) shall be borne by the Purchaser. The Purchaser shall prepare and file any Tax Returns with respect to such Transfer Taxes, and the Sellers’ Representative shall reasonably cooperate with the Purchaser with respect to the preparation and filing of any such Tax Returns. The Purchaser and the Sellers’ Representative shall reasonably cooperate to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
1.0dSection 336 and Section 338 of the Code. No party to this Agreement shall make any election under Section 336(e) or Section 338 of the Code (or any similar provisions under state, local, or non-U.S. tax Law) with respect to the Transactions.
1.0ePost-Closing Transactions Not in the Ordinary Course. With respect to any Tax Return of the Company Group required to be filed after the Closing Date and before the date on which the Closing Cash Amount is finally determined pursuant to Section 2.05, for U.S. federal and applicable state, local and non-U.S. income tax purposes, the Purchaser shall report all transactions not in the ordinary course of business of the Company Group occurring on the Closing Date after the Purchaser’s purchase of the Shares as occurring on the day following the Closing Date for such purposes.
1.0fCooperation on Tax Matters.
(i)The Purchaser and the Sellers shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(ii)The Purchaser and the Sellers shall cooperate fully, at the request of any such Person, to determine whether the rules in section 237.3 and 237.4 of the Income Tax Act and sections 1079.8.5 or 1079.8.6 of the Taxation Act (Québec) (the “Mandatory Reporting Rules”) may apply in connection with this Agreement. Each such Person agrees to notify such other Persons if it determines that any transaction contemplated by this Agreement, or any transaction that may be considered part of the same series of transactions as a transaction contemplated by this Agreement, is required to be reported pursuant to the Mandatory Reporting Rules or if the Person otherwise intends to file any information returns in connection with this Agreement pursuant to the Mandatory Reporting Rules. Each such Person agrees, to the extent possible, to share a draft of any such filing (subject to redactions of solicitor-client privileged information) with such other Persons no later than 15 Business Days prior to the due date for such filing and to consider in good faith any changes requested by such other Persons prior to the due date to any such filing. Notwithstanding the foregoing, no such Person shall be under any obligation not to report a transaction that it determines, acting reasonably, to be subject to a reporting requirement pursuant to the Mandatory Reporting Rules.
(iii)Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Purchaser and the Sellers (and any employee, representative or agent of such Person) may disclose to any and all persons, without limitation of any kind, the tax treatment of any transactions undertaken pursuant to or in connection with this Agreement. As used in this Section 11.06(c), the term “tax treatment” refers to a treatment in respect of a transaction, or series of transactions, that a person uses or plans to use, in a return of income or an information return (or would use in a return of income or an information return if a return of income or an information return were filed) and includes the decision not to include a particular amount in a return of income or an information return, but does not include the names of the parties to this Agreement or commercial information that is unrelated to Taxes. The foregoing is intended to prevent any transactions undertaken pursuant to or in connection with this Agreement from being considered to occur under conditions of confidentiality amounting to “confidential protection” in respect of a tax treatment for purposes of the “reportable transaction” rules in paragraph 237.3(1)(b) of the Income Tax Act, and shall be construed in a manner consistent with such purpose.

Article 12
MISCELLANEOUS
1.0aObligations of the Company. Each Seller shall take all action necessary to cause the Company to perform and comply with its obligations under this Agreement to be performed or complied with by the Company prior to or at the Closing.
1.0bObligations of the Purchaser. Forum hereby irrevocably, absolutely, fully and unconditionally guarantees (the “Forum Guarantee”) to the Sellers, the Option Holders, the Company Group and their representatives and their respective successors and permitted assigns the prompt and complete performance or payment when and as due of all obligations, including payment obligations, of the Purchaser under this Agreement (the “Guaranteed Obligations”). Forum agrees that the Forum Guarantee is a primary obligation of Forum and that the Sellers, the Option Holders and the Company Group and/or their representatives may enforce the Forum Guarantee without the necessity at any time of resorting to or exhausting any other security or collateral. This is a guarantee of payment when and as due and not merely of collection. Forum agrees that the guarantee set forth in this Section 12.02 shall not be discharged except by the complete and irrevocable performance of all Guaranteed Obligations or the earlier consummation of the Closing of the Transactions. Forum reserves the right to assert any and all defenses which the Purchaser may assert against the Sellers or the Company under this Agreement with respect to payment or performance of any Guaranteed Obligation. Forum hereby expressly waives diligence, presentment, protest and all notices whatsoever and any requirement that the Sellers exhaust any right, power or remedy or proceed against the Purchaser under this Agreement or any other agreement or instrument referred to herein or therein.
1.0cPress Releases and Communications. No press release or public announcement related to this Agreement or the Transactions, or, prior to the Closing, any other announcement or communication (other than by the Company Group or any of its officers, employees and agents in the ordinary course of business) to the customers, suppliers or other business relations of the Company Group, shall be issued or made without the joint approval of the Purchaser and the Sellers, unless required by Law or stock exchange rule or listing standard, in which case the Purchaser and the Sellers shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Sellers shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the Transactions to their respective direct and indirect equityholders, as applicable, in order that such Persons may provide information about the subject matter of this Agreement and the Transactions to their respective investors and prospective investors in connection with their fundraising and reporting activities. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the Transactions.
1.0dExpenses. Whether or not the Closing takes place, except as otherwise provided herein (including with respect to Transaction Expenses), all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement or the other Transaction Documents and the consummation of the Transactions (i) by the Company Group shall be paid by the Sellers or, prior to the Closing, by the Company Group, or (ii) by the Purchaser shall be paid by the Purchaser.
1.0eNotices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the recipient acknowledges receipt

(excluding automatic replies), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next-day delivery or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:
Notices to the Purchaser and, following the Closing, the Company:
Forum Energy Technologies, Inc.
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064
Attention:    John Ivascu
Email: John.Ivascu@f-e-t.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002-6117
Attention:    Tull R. Florey
Email:    TFlorey@gibsondunn.com

and to:

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, ON M5H 2S7
Attention:    Neill May and Randy McAuley
E-mail: nmay@goodmans.ca and rmcauley@goodmans.ca

Notices to the Sellers or the Sellers’ Representative, and prior to the Closing, the Company:
Variperm Energy Services Partnership
No. 7, 3424 26th Street NE
Calgary, Alberta 714477
Attention: Sean Rice; Deviyani Misra-Godwin
Email: srice@scfpartners.com; dmisra-godwin@scfpartners.com
with a copy to:
Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: W. Matthew Strock; Michael P. Marek
Email: mstrock@velaw.com; mmarek@velaw.com
and to:
Bennett Jones LLP
4500 Bankers Hall East
855 – 2nd Street SW

Calgary, Alberta T2P 4K7
Attention: Brent W. Kraus; Kristos Iatridis
Email: krausb@bennettjones.com; iatridisk@bennettjones.com
1.0fAssignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties without the prior written consent of the other parties hereto.
1.0gSeverability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
1.0hConstruction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties’ obligations under this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections in Article IV, Article V and Article VI; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article IV, Article V or Article VI, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
1.0iAmendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the parties hereto. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
1.jComplete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Transaction Documents) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.
1.kThird Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the parties hereto, and each party shall have the right, but not the obligation, for such party’s benefit, to enforce any obligations of the other parties under this Agreement. Section 8.01(a) shall be enforceable by each D&O Indemnified Party and each Other Indemnitor and his, her or its successors, assigns and representatives, Article II and Section 12.02 shall be enforceable by each Option Holder, Section 12.15 shall be enforceable by Vinson & Elkins L.L.P. (“V&E LLP”) and Bennett Jones LLP (“Bennett Jones”) and the releases in Section 10.02 and Section 12.16 shall be enforceable by each applicable Affiliate and Non-Recourse Party. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (1) the parties to this Agreement, (2) for purposes of Section 8.01(a), each D&O Indemnified Party and Other Indemnitor and his, her or its successors, assigns and representatives, (3) for purposes of Article II and Section 12.02, each Option Holder (4) for purposes of Section 12.15, V&E LLP and Bennett Jones and (5)  for purposes of the releases in Section 10.02 and Section 12.16, each applicable Affiliate and Non-Recourse Party.
1.lCounterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.
1.mGOVERNING LAW. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM

OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.
1.nVenue; WAIVER OF JURY TRIAL.
(i)Except for disputes, controversies or claims arising under Section 2.05 (which will be resolved in accordance with the dispute resolution provisions set forth therein), for other claims seeking injunctive relief (for which the provisions of Section 9.03 will be applicable) or as otherwise explicitly set forth in an ancillary agreement entered into in connection herewith, jurisdiction and venue in any suit, action or proceeding (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, shall properly and exclusively lie in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (collectively, the “Chosen Courts”). No party hereto shall bring any such suit, action or proceeding in any jurisdiction, venue or other forum other than the Chosen Courts pursuant to the foregoing sentence (other than upon appeal). By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of the Chosen Courts for itself and in respect of its property with respect to such suit, action or proceeding. The parties hereto irrevocably agree that venue would be proper in each of the Chosen Courts, and hereby waive any objection that any such Chosen Court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each party hereby irrevocably consents to the service of process by registered mail or personal service.
(ii)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).
1.oLegal Representation. Following consummation of the Transactions, V&E LLP and Bennett Jones (each, “Company Counsel”) may serve as counsel to the Sellers and their Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representation of any other Person (including the Sellers and their Affiliates), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent the Sellers and their Non-Recourse Parties shall be solely that of any such Company Counsel. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of any Company Counsel’s representing of the Company Group in any matter relating in any way to the Sellers and their Affiliates or in connection with the Transactions (collectively, the “Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, to the extent covered by or subject to any of the Privileges (collectively, “Privileged Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Sellers. For the avoidance of doubt, as to any Privileged Materials, the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and the Sellers and their Affiliates shall have the right to assert any of the Privileges against the Company Group. The Purchaser further agrees that, on its own behalf and on behalf of its Subsidiaries (including, following the Closing, the Company Group), any Company Counsel’s retention by the Company Group shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Company Group shall cause each of its future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 12.15 and take any and all other steps necessary to effect the agreements in this Section 12.15.
1.pNon-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non-Recourse Party.
1.qConflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction Documents, this Agreement shall govern and control.
1.rRelationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.
1.sPrevailing Party. Except as otherwise provided in Section 2.05, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any other Transaction Documents, or any Transactions, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any other Transaction Documents and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any other Transaction Documents.
1.tSellers’ Representative.
(i)VES Partnership is hereby appointed, authorized and empowered to act as a representative (the “Sellers’ Representative”), for the benefit of the Sellers, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation and implementation of the transactions contemplated in this

Agreement, which shall include the power and authority from and after the Closing: (i) to execute and deliver any and all of the Transaction Documents (with such modifications or changes therein as to which the Sellers’ Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Sellers’ Representative, in its sole discretion, determines to be desirable; (ii) to negotiate, execute and deliver amendments to this Agreement and such waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the Transactions as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable; (iii) to collect and receive all monies and other proceeds and property payable to the Sellers’ Representative under the Escrow Agreement or as otherwise described herein, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Sellers’ Representative, the Sellers’ Representative shall disburse and pay the same to the Sellers consistent with each Seller’s Aggregate Pro Rata Portion, subject, however, to such adjustments as Sellers’ Representative may in his sole, good faith judgment deem appropriate and equitable under the circumstances; (iv) to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement and each of the other Transaction Documents or the Transactions; (v) to take any and all actions which the Sellers’ Representative believes necessary or appropriate under this Agreement and the other Transaction Documents for and on behalf of the Sellers, including asserting or pursuing any action against the Purchaser or its Affiliates or their respective representatives, compromising or settling any such action, conducting negotiations with the Purchaser, its Affiliates and their respective representatives regarding such actions, and, in connection therewith, to: (A) assert or institute any claim; (B) investigate, defend, contest or litigate any claim initiated by the Purchaser, its Affiliates or any other Person, or by any federal, state or local Governmental Body against the Sellers’ Representative and/or the Company or any of the Sellers, and receive process on behalf of the Company and any or all of the Sellers in any such claim and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim; (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement and (E) file and prosecute appeals from any decision, judgment or award rendered in any such claim, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (vi) to refrain from enforcing any right of the Company, any Seller and/or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement or any of the other Transaction Documents (vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, unit powers, assignment of membership interests, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the other Transaction Documents; and (viii) to use the Expense Fund Amount to satisfy costs, expenses and any liabilities of the Sellers’ Representative in connection with the foregoing.
(ii)Each Seller hereby acknowledges and agrees that the Expense Fund Amount shall be withheld and paid directly to an account maintained by the Sellers’ Representative (or a financial institution selected by the Sellers’ Representative) as a fund for the third party fees, costs and expenses (including any legal fees, costs and expenses) of the Sellers’ Representative incurred pursuant to this Agreement, with any balance of the Expense Fund Amount not utilized for such purposes to be returned to the Sellers consistent with such Seller’s Pro Rata Portion after the Closing (any such balance, the “Remaining Expense Fund Amount”). In the event that the Expense Fund Amount shall be insufficient to satisfy the fees, costs and expenses of the Sellers’

Representative, the Sellers’ Representative shall be entitled to recover any remaining expenses directly from the Sellers consistent with each such Seller’s Aggregate Pro Rata Portion.
(iii)In connection with this Agreement and the other Transaction Documents, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any of the Transaction Documents, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller. Each Seller shall indemnify, pro rata based upon such Seller’s Aggregate Pro Rata Portion, the Sellers’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever (including any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any funds flow claim, investigation, challenge, claim or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder, or under the other Transaction Documents or otherwise in its capacity as the Sellers’ Representative. The foregoing indemnification shall not apply in the event of any claim which finally adjudicates the liability of the Sellers’ Representative hereunder for its gross negligence willful misconduct. In the event of any indemnification hereunder, upon written notice from the Sellers’ Representative to a Seller as to the existence of a deficiency toward the payment of any such indemnification amount, such Seller shall promptly deliver to the Sellers’ Representative full payment of his, her or its Aggregate Pro Rata Portion of the amount of such deficiency.
(iv)The parties acknowledge and agree that the Sellers’ Representative is a party to this Agreement in its capacity as such solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties acknowledge and agree that the Sellers’ Representative shall have no liability to, and shall not be liable for any losses of, any party in connection with any obligations of the Sellers’ Representative in his capacity as such under this Agreement or any of the other Transaction Documents to which it is a party or otherwise in respect of this Agreement or the Transactions, except to the extent such losses shall be proven to be the direct result of gross negligence or willful misconduct by the Sellers’ Representative in connection with the performance of its obligations hereunder or under any of the Transaction Documents to which it is a party. The Purchaser acknowledges that any payment obligations of the Sellers’ Representative provided for in this Agreement are intended to be provided on behalf of, and as paying agent for, the Sellers, and Sellers’ Representative shall not have any direct liability to the Purchaser (or any third party) for any such obligations in such capacity; provided, however, that to the extent the Sellers’ Representative is unable or unwilling to satisfy any such payment obligations, the Sellers shall be severally and not jointly liable to the Purchaser for such unsatisfied payment obligations.
(v)All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of any of the Transaction Documents.
(vi)The Purchaser and its Affiliates shall have the right to exclusively and conclusively rely upon (without independent verification, inquiry or further evidence of any kind whatsoever) all communications, actions, omissions, decisions, or instructions by the Sellers’ Representative in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including any amendment, extension or waiver of this Agreement or the other Transaction Documents) as being the communication, action, omission, decision, or instruction of the Sellers, all of which shall be legally binding upon the Sellers, and the Purchaser and its Affiliates are hereby relieved from any liability to any Person for acts done in accordance with any such communication, action, omission, decision, or instruction. The Purchaser and its Affiliates shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, VES Partnership, purporting to act as the Sellers’ Representative under or pursuant to this Agreement or the Transaction Documents or in connection with any of the transactions contemplated hereby or thereby, has been unconditionally authorized by the Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and no Seller shall institute any claim, lawsuit, arbitration or other proceeding against the Purchaser or any of its Affiliates alleging that VES Partnership did not have the authority to act as the Sellers’ Representative on behalf of the Sellers in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Sellers herein to VES Partnership to serve as the Sellers’ Representative shall be effective as against the Purchaser or Forum until it has received a document signed by all Sellers effecting said modification or revocation. The Purchaser and its Affiliates are hereby relieved from any liability to any Person for any acts done by the Sellers’ Representative.
(vii)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the transactions contemplated by this Agreement.
(viii)If the Sellers’ Representative resigns or is otherwise unable to serve, then within 30 days thereafter those Sellers who collectively held a majority of the outstanding Shares immediately prior to the Closing shall appoint another Sellers’ Representative who must agree in writing to accept such appointment. The choice of a successor Sellers’ Representative appointed in the manner permitted above shall be final and binding upon all of the Sellers and the Purchaser. The decisions and actions of any successor Sellers’ Representative shall be, for all purposes, those of the Sellers’ Representative as if originally named herein, and references in this Section 12.20 to “VES Partnership” shall be to such successor Sellers’ Representative.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.
SELLERS:

VARIPERM ENERGY SERVICES PARTNERSHIP

By:    /s/ Deviyani Misra-Godwin
Name:    Deviyani Misra-Godwin
Title:    Board Representative

SLOTTING REMAINCO LIMITED PARTNERSHIP, by its general partner, SLOTTING REMAINCO (GP) INC.

By:    /s/ Kevin Nugent
Name:    Kevin Nugent
Title:    Director

/s/ Jamie Olson
JAMIE OLSON

/s/ Elise Robertson
ELISE ROBERTSON

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.
COMPANY:

VARIPERM HOLDINGS LTD.

By:    /s/ Jamie Olson
Name:    Jamie Olson
Title:    Chief Executive Officer

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

PURCHASER:

FORUM CANADA ULC

By:    /s/ Katherine C. Keller
Name:    Katherine C. Keller
Title:    President

FORUM:

FORUM ENERGY TECHNOLOGIES, INC.

By:    /s/ Neal Lux
Name:    Neal Lux
Title:    President

SELLERS’ REPRESENTATIVE:
Solely for purposes of agreeing to serve as Sellers’ Representative subject to and in accordance with Section 12.20 of the Agreement:
VARIPERM ENERGY SERVICES PARTNERSHIP

By:    /s/ Deviyani Misra-Godwin
Name:    Deviyani Misra-Godwin
Title:    Board Representative